SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

LAIDLAW INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, FEBRUARY 9, 2007
PROXY STATEMENT
VOTING SECURITIES AND RECORD DATE
QUORUM AND VOTING
PROPOSAL I ELECTION OF DIRECTORS
PROPOSAL II APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE
SECURITY OWNERSHIP
EXECUTIVE COMPENSATION
REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE
COMPARATIVE STOCK PERFORMANCE GRAPH
AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROCEDURES FOR SUBMISSION OF STOCKHOLDER PROPOSALS
SOLICITATION OF PROXIES
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
Laidlaw International, Inc.
55 Shuman Blvd.
Naperville, Illinois 60563
Telephone: (630) 848-3000

December 29, 2006

Dear Stockholder:

      You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Laidlaw International, Inc. (the “Company”), which will be held on Friday, February 9, 2007, at 11:00 a.m. Central Standard Time, at the Hilton Lisle/ Naperville, 3003 Corporate West Drive, Lisle, Illinois 60532.

      At the annual meeting you will be asked to elect three directors to our Board of Directors and to ratify the appointment of PricewaterhouseCoopers LLP as auditors of the Company for fiscal 2007.

      The Company has enclosed a copy of its Annual Report for the fiscal year ended August 31, 2006 with this Notice of Annual Meeting of Stockholders and proxy statement. If you would like another copy of the 2006 Annual Report, please contact Sarah Lewensohn at Laidlaw International, Inc., 55 Shuman Blvd., Naperville, Illinois 60563, (630) 848-3120, and you will be sent one.

      Please read the enclosed information carefully before completing and returning the enclosed proxy card. Returning your proxy card as soon as possible will assure your representation at the meeting, whether or not you plan to attend. Please note that you may also vote your shares by telephone and over the internet. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

Kevin E. Benson
President and Chief Executive Officer

Peter E. Stangl
Chairman of the Board of Directors

Laidlaw International, Inc.
55 Shuman Blvd.
Naperville, Illinois 60563
Telephone: (630) 848-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, FEBRUARY 9, 2007

       The Annual Meeting of Stockholders of Laidlaw International, Inc., a Delaware corporation (the “Company”), will be held on Friday, February 9, 2007, at 11:00 a.m. Central Standard Time, at the Hilton Lisle/ Naperville, 3003 Corporate West Drive, Lisle, Illinois 60532, for the following purposes:

(1) Electing three Class I directors whose terms expire at this Annual Meeting to the Board of Directors to hold office for a three-year term;

(2) Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2007; and

(3) Transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed the close of business on December 14, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

KEVIN E. BENSON
President and Chief Executive Officer

PETER E. STANGL
Chairman of the Board of Directors

December 29, 2006

      The Company’s Annual Report for the fiscal year ended August 31, 2006 (the “2006 Annual Report”) is enclosed. The 2006 Annual Report contains financial and other information about the Company but is not incorporated into the proxy statement.

      Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card or follow the instructions printed on the card for telephone or Internet voting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire.

PROXY STATEMENT

      The enclosed proxy card is solicited by the Board of Directors of Laidlaw International, Inc. (the “Company”), for use at the Annual Meeting of Stockholders to be held on Friday, February 9, 2007, at 11:00 a.m. Central Standard Time, at the Hilton Lisle/ Naperville, 3003 Corporate West Drive, Lisle, Illinois 60532, and at any adjournments thereof (the “Annual Meeting”).

      This proxy statement is dated December 29, 2006 and it is first being mailed to stockholders on or about December 29, 2006.

VOTING SECURITIES AND RECORD DATE

      Stockholders of record of the Company at the close of business on December 14, 2006 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 79,355,456 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). A list of such holders will be open to the examination of any stockholder for any purpose germane to the meeting at Laidlaw International, Inc., 55 Shuman Blvd., Naperville, Illinois 60563 for a period of ten days prior to the meeting. The list of the holders will also be available for such examination at the Annual Meeting.

QUORUM AND VOTING

      Each share of Common Stock is entitled to one vote. No other securities are entitled to be voted at the Annual Meeting. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of issued and outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting (“broker non-votes”), will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting. If a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained.

      The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted: (1) for the nominees for director named in this proxy statement; (2) for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2007; and (3) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters that properly come before the Annual Meeting.

Broker Voting

      Brokers holding shares of record for a customer have the discretionary authority to vote on some matters if they do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also some matters with respect to which brokers do not have discretionary authority to vote if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, a broker non-vote results. Any broker non-vote will be treated as not entitled to vote with respect to certain matters.

How to Vote

      You may vote in one of four ways:

Vote Over the Internet

•	If your shares are held in the name of a broker, bank or other nominee: Vote your Company shares over the Internet by accessing the website given on the proxy card you received from such broker, bank or other nominee. You will need the control number that appears on your proxy card when you access the web page.

•	If your shares are registered in your name: Vote your Company shares over the Internet by accessing the website at www.proxyvote.com before 11:59 P.M. Eastern Time on Thursday, February 8, 2007 and following the on-screen instructions. You will need the control number that appears on your proxy card when you access the web page.

Vote by Telephone (Touch-Tone Phone Only)

•	If your shares are held in the name of a broker, bank or other nominee: Vote your Company shares over the telephone by following the telephone voting instructions; if any, provided on the proxy card you received from such broker, bank or other nominee.

•	If your shares are registered in your name: Vote your Company shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 before 11:59 P.M. Eastern Time on Thursday, February 8, 2007 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card when you call.

      Based on your Internet and telephone voting, the proxy holders will vote your shares according to your directions.

Vote by Returning Your Proxy Card

      You may vote by signing and returning your proxy card. The proxy holders will vote your shares according to your directions. If you sign and return your card without specifying choices, your shares will be voted as recommended by the Board of Directors. If you wish to give a proxy to someone other than those designated on the proxy card, you may do so by crossing out the names of the designated proxies and inserting the name of another person. The person representing you should then present your signed proxy card at the Annual Meeting.

Vote by Ballot at the Meeting

      You may also attend the Annual Meeting and vote by a ballot that you will receive at the meeting.

If You Change Your Mind After Voting

      You can revoke your proxy at any time before it is voted. Proxies are voted at the Annual Meeting. You can write to the Corporate Secretary stating that you wish to revoke your proxy and that you need another proxy card. More simply, you can vote again, either over the Internet or by telephone. Your last vote is the vote that will be counted. If you attend the Annual Meeting, you may vote by ballot, which will cancel your previous proxy vote.

Required Vote

Proposal I

      The three nominees for Class I director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Stockholders have no right to cumulative voting as to any matter, including the election of directors.

Proposal II

      The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for fiscal 2007 requires a majority vote of the shares of common stock of the Company present in person or represented by proxy at the meeting.

PROPOSAL I

ELECTION OF DIRECTORS

      Under the Certificate of Incorporation, the Company is authorized to appoint up to fifteen (15) members to the Board of Directors. The Board of Directors currently consists of eight members. In accordance with the Company’s Certificate of Incorporation, the Board of Directors is divided into three classes of directors, with each class as nearly equal in number of directors as possible. Class I consists of John F. Chlebowski, James H. Dickerson, Jr. and Maria A. Sastre, and their current terms of office will expire at this Annual Meeting of Stockholders. Class II currently consists of Richard P. Randazzo and Carroll R. Wetzel, Jr., and their current terms of office will expire at the 2008 Annual Meeting. Class III consists of Kevin E. Benson, Lawrence M. Nagin and Peter E. Stangl, and their current terms of office will expire at the 2009 Annual Meeting.

      At each annual stockholders’ meeting, directors are elected for a term of three years and hold office until their successors are elected and qualified or until their earlier removal or resignation. Directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by a majority of the remaining directors then in office. At the Annual Meeting, three directors are to be elected by the stockholders to hold office, each for a term of three years and until his or her successor is elected and qualified.

      The Company has a Nominating and Corporate Governance Committee and all nominations are approved by the Board of Directors. The Board of Directors recommends that its three nominees for directors be elected at the Annual Meeting. The nominees are John F. Chlebowski, James H. Dickerson, Jr. and Maria A. Sastre. Each of these nominees has consented to serve as a director if elected. Messrs. Chlebowski and Dickerson and Ms. Sastre currently serve as directors of the Company, and each has served as a director of the Company since June 2003. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a director as the Board of Directors may recommend.

      Information regarding each of the nominees proposed by the Board of Directors for election as Class I directors, along with information concerning the present Class II and Class III continuing directors of the Company is set forth below:

Class I Directors — Nominees

Name	Age	Position(s)

John F. Chlebowski	61	Director
James H. Dickerson, Jr.	60	Director
Maria A. Sastre	51	Director

Class II Directors — Terms Expiring in 2008

Name	Age	Position(s)

Richard P. Randazzo	63	Director
Carroll R. Wetzel, Jr.	63	Director

Class III Directors — Terms Expiring in 2009

Name	Age	Position(s)

Kevin E. Benson	59	Director, President and Chief Executive Officer
Lawrence M. Nagin	65	Director
Peter E. Stangl	65	Director, Non-Executive Chairman of the Board

Director Nominees

      John F. Chlebowski, age 61, has served as a director of the Company since June 23, 2003. He served as the President and Chief Executive Officer of Lakeshore Operating Partners, LLC, a bulk liquid distribution firm, from March 2000 until his retirement in December 2004. From July 1999 until March 2000, Mr. Chlebowski was a senior executive and co-founder of Lakeshore Liquids Operating Partners, LLC, a private venture firm in the bulk liquid distribution and logistics business, and from January 1998 until July 1999, he was a private investor and consultant in bulk liquid distribution. Prior to that, he was employed by GATX Terminals Corporation, a subsidiary of GATX Corporation, as President and Chief Executive Officer from 1994 until 1997. He served as Chief Financial Officer and Vice President Finance of GATX Corporation, a specialized finance and leasing company, from 1986 until 1994 and Vice President Finance from 1984 until 1986. Mr. Chlebowski joined GATX Corporation in 1983 as Vice President Financial Planning. Mr. Chlebowski is also a director of NRG Energy, Inc.

      James H. Dickerson, Jr., age 60, has served as a director of the Company since June 23, 2003. Since April 2005, Mr. Dickerson has served as Executive Vice President, Chief Financial Officer and Treasurer of BlueCross BlueShield of Western New York, a provider of healthcare benefits. Mr. Dickerson served as the President and Chief Operating Officer of Caremark Rx, Inc., a pharmaceutical company, from May 2000 until July 2002. He joined Caremark in 1998 as the Executive Vice President and Chief Financial Officer. Prior to joining Caremark, Mr. Dickerson was Senior Vice President and Chief Financial Officer of Aetna US Healthcare Corporation of Aetna, Inc., a provider of healthcare benefits, from 1994 until 1998. Mr. Dickerson is also a director of Sunterra Corporation and is a Trustee of Rider University.

      Maria A. Sastre, age 51, has served as a director of the Company since June 23, 2003. Ms. Sastre currently serves as Vice President, International Sales and Marketing for Royal Caribbean International of Royal Caribbean Cruises, a global cruise vacation company. From 2001 through 2004, Ms. Sastre served as Vice President, Hotel Operation and from 2000 through 2001 as Vice President, Total Guest Satisfaction for Royal Caribbean International of Royal Caribbean Cruises. Prior to that, she was employed by UAL Corporation, a holding company for United Airlines, Inc., a commercial air transportation company, since 1992 where she held various positions, including Vice President, Customer Satisfaction from 1999 until 2000, Vice President, Latin America and Caribbean from 1995 until 1999, and Director, International Sales and Marketing, Asia, Europe and Latin America from 1994 until 1995. UAL Corporation filed for Chapter 11 protection on December 9, 2002 and exited bankruptcy on February 1, 2006. Ms. Sastre is also a director of Darden Restaurants, Inc., Publix Super Markets, Inc. and is chairwoman of the Greater Miami Convention & Visitors Bureau.

Continuing Directors

      Kevin E. Benson, age 59, has been President and Chief Executive Officer and a director of the Company since June 23, 2003. From September 2002 to June 23, 2003, Mr. Benson was President and Chief Executive Officer of Laidlaw Inc., the Company’s predecessor. Laidlaw Inc. and Laidlaw Investments Ltd. filed petitions for chapter 11 protection on June 28, 2001 and on June 23, 2003, Laidlaw Investments Ltd. emerged from bankruptcy and reorganized as Laidlaw International, Inc., a Delaware corporation. Prior to that, Mr. Benson served as President and Chief Executive Officer of the Insurance Corporation of British Columbia, an insurance company, from December 2001 until September 2002 and as President of The Pattison Group, a privately owned company and a conglomerate that owns interests in numerous businesses across a range of industries, in 2000 and 2001. He previously served as President and Chief Executive Officer of Canadian Airlines from 1996 until 2000. Mr. Benson also serves as a director of TransCanada Pipelines Ltd.

      Lawrence M. Nagin, age 65, has served as a director of the Company since June 23, 2003. Since April 2003, Mr. Nagin has been Senior Strategic Advisor with the law firm O’Melveny & Myers LLP. Before joining O’Melveny & Myers, Mr. Nagin was a consultant to US Airways Group, Inc., the parent company of US Airways, Inc., a commercial air transportation company. Mr. Nagin joined US Airways Group as Executive Vice President — Corporate Affairs and General Counsel in 1996 where he held that position until March 2002. US Airways Group filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on August 11, 2002 and subsequently emerged from bankruptcy on March 31, 2003. Prior to that, he was in the private practice of law at the law firm Skadden, Arps, Slate, Meagher & Flom LLP from 1994 until 1996. Prior to joining the law firm, Mr. Nagin was Executive Vice President — Corporate Affairs and General Counsel for UAL Corp., the parent company of United Airlines, Inc., a commercial air transportation company.

      Peter E. Stangl, age 65, has served as a director of the Company since June 23, 2003. From 2000 until his retirement in 2003, he served as President of Bombardier Transportation, US, a division of Bombardier, Inc., a global manufacturer of business jets, regional aircraft and rail transportation equipment. Prior to that, Mr. Stangl served as President of Bombardier Transit Corporation from 1995 until 2000. Before joining Bombardier, he was employed by the Metropolitan Transportation Authority of New York where he was Chairman and Chief Executive Officer from 1991 until 1995 and President, Metro-North Commuter Railroad from 1983 until 1991. Mr. Stangl joined the Metropolitan Transportation Authority as Assistant Executive Director for Service Policy and Operations in 1980.

      Richard P. Randazzo, age 63, has served as a director of the Company since June 23, 2003. From January 1997 until his retirement in July 2006, Mr. Randazzo served as Senior Vice President, Human Resources of Federal-Mogul Corporation, a global supplier of automotive components and sub-systems serving original equipment manufacturers and the aftermarket. On October 1, 2001, Federal-Mogul Corporation filed a petition for reorganization under Chapter 11 of the Bankruptcy Code. Mr. Randazzo has held the top human resources positions at Nextel Communications from 1995 until 1996, Asea Brown Boveri, Inc., Americas Region from 1991 until 1995 and was the Vice President of Human Resources of Xerox Corporation’s largest operating group. He served at Xerox for twenty-four years before leaving in 1991. Mr. Randazzo is a Fellow at the National Academy of Human Resources.

      Carroll R. Wetzel, Jr., age 63, has served as a director of the Company since June 23, 2003. From 1988 to 1996, Mr. Wetzel was a Managing Director of Chemical Bank Corporation and co-head of the Mergers and Acquisitions Group of Chase Manhattan Corporation (after Chemical Bank’s merger with Chase Manhattan). Mr. Wetzel also serves on the Board of Directors of Exide Technologies.

      The Board of Directors recommends a vote FOR the election of the nominees for Class I Directors named above.

PROPOSAL II

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2007.

      The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2007.

CORPORATE GOVERNANCE

      The business and affairs of the Company are managed by or under the direction of the Board of Directors. The Board’s goals are to build long-term value for the Company’s stockholders and to assure the vitality of the Company for its customers, employees and the other individuals and organizations that depend on the Company. To achieve these goals, the directors will monitor the performance of the Company by regularly attending meetings of the Board and its committees. The Board of Directors held eight (8) regularly scheduled meetings and eight (8) special meetings during fiscal 2006. During the 2006 fiscal year, each member of the Board of Directors attended at least 75% of the total meetings held by the Board of Directors and by all committees on which they served. All of our directors attended the 2006 Annual Meeting of Stockholders.

      On November 19, 2003, the Board of Directors adopted Corporate Governance Guidelines of the Company, which were subsequently amended by the Board on April 6, 2005, on February 2, 2006 and on October 26, 2006. A copy of the Company’s Corporate Governance Guidelines is available on the Company’s website at www.laidlaw.com and is also available in print to any stockholder who sends a request to Laidlaw International, Inc., Attn: Investor Relations, 55 Shuman Blvd., Naperville, Illinois 60563, (630) 848-3000.

Code of Business Conduct and Ethics and Supplemental Code of Ethics

      The Board of Directors adopted a Code of Business Conduct and Ethics that applies to all of the Company’s officers, employees and directors and a Code of Ethics that applies specifically to the Company’s Chief Executive Officer and Financial Officers. The Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer and Financial Officers are available on the Company’s website at www.laidlaw.com and are also available in print to any stockholder who sends a request to Laidlaw International, Inc., Attn: Investor Relations, 55 Shuman Blvd., Naperville, Illinois 60563, (630) 848-3000.

Independence of Directors

      Based on information solicited from each director and upon the advice and recommendation of the Company’s Nominating and Corporate Governance Committee, the Board of Directors has determined that all of its members, other than Kevin E. Benson, the Company’s President and Chief Executive Officer, are “independent” directors as defined by the applicable rules of both the New York Stock Exchange and the Securities and Exchange Commission.

      The Board of Directors has adopted standards for directors’ independence for determining whether a director is independent from management. These standards are based upon the listing standards of the New York Stock Exchange and applicable laws and regulations. The Board of Directors has affirmatively determined, based on these standards, that the following directors, three of whom are standing for election to the Board, are independent: Messrs. Chlebowski, Dickerson, Jr., Nagin, Randazzo, Stangl and Wetzel, Jr. and Ms. Sastre. Accordingly, all of the Director nominees are independent. The Board of Directors has also determined that the following Director, who is not standing for election to the Board, is not independent: Mr. Benson. Mr. Benson is the President and Chief Executive Officer of the Company. The Board also has determined that all Board standing committees are composed entirely of independent Directors.

      The Company’s standards for determining director independence are attached hereto as Exhibit A and can also be found in its Corporate Governance Guidelines which are available on the Company’s website at www.laidlaw.com and are also available in print to any stockholder who sends a request to Laidlaw International, Inc., Attn: Investor Relations, 55 Shuman Blvd., Naperville, Illinois 60563, (630) 848-3000.

Separate Sessions of Non-management Directors

      The Corporate Governance Guidelines of the Company provide for regular executive sessions of the non-management directors without management participation. Consistent with the rules of the New York Stock Exchange, a “non-management director” is a director who is not an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Act of 1933, as amended. The Chairman, or, if appointed, Lead Independent Director, shall preside over such executive sessions. Peter E. Stangl serves as the Chairman of the Board of Directors.

Communications with Directors

      Stockholders, employees or other interested parties may communicate with the Board of Directors of the Company and/or its Audit Committee, either individually or collectively, by calling the Ethics & Integrity Helpline at 888-LAIDLAW (524-3529), by writing to P.O. Box 660606, Dallas, Texas 75266-0606 (primary), or by writing to 55 Shuman Blvd., Suite 400, Naperville, Illinois 60563, via facsimile at 972-789-7403 (primary) or 630-848-3167 or by sending an email to directors@laidlawcompliance.com or auditcommittee@laidlawcompliance.com. These communications will be reviewed by the Ethics & Compliance Department as agent for the non-management directors in facilitating direct communication to the Board of Directors and/or its Audit Committee.

All communications will be handled in a confidential manner, to the degree the law allows. Communications may be made on an anonymous basis; however, in these cases the reporting individual must provide sufficient details for the matter to be reviewed and resolved. The Company will not tolerate any retaliation against an employee who makes a good-faith report.

      The Ethics & Compliance Department will treat communications containing complaints relating to accounting, internal accounting controls, or auditing matters as reports to the Company’s Audit Committee. It will treat communications containing complaints relating to conduct of employees as Laidlaw Helpline Reports and communications containing complaints of non-compliant behavior, such as allegations of antitrust violations in the organization as reports to the Laidlaw Compliance Committee. The Ethics and Compliance Department and the Legal Department will distribute proposals, nominations and recommendations for prospective Director nominees to the chairman of the Company’s Nominating and Corporate Governance Committee. The Company has internal timeframes and guidelines for reporting concerns to the appropriate reviewing department or individual. Copies of actual communications will be provided to the Board of Directors upon request.

      The Company will reiterate to employees annually the process for communicating concerns. The Policy for Communications From Shareholders, Employees and Interested Parties is available on the Company’s website at www.laidlaw.com.

Committees of the Board of Directors

      Audit Committee. The Audit Committee is currently comprised of John F. Chlebowski, James H. Dickerson, Jr., Maria A. Sastre, Peter E. Stangl and Carroll R. Wetzel, Jr., all of whom are independent directors under the New York Stock Exchange listing standards and under the Standards for Director Independence attached to the Company’s Corporate Governance Guidelines. John F. Chlebowski serves as the Chair of the Audit Committee. The Board of Directors has determined that John F. Chlebowski and James H. Dickerson, Jr. are the Company’s Audit Committee financial experts. The Audit Committee discusses with the Company’s management and the Company’s independent registered public accounting firm (the “independent auditor”) the overall scope and specific plans for the independent auditor’s audit. The Audit Committee meets with the Company’s senior management and independent auditor to discuss the results of the independent auditor’s examination and the Company’s financial reporting. The Audit Committee discusses policies with respect to risk management and risk assessment. The Audit Committee meets separately, periodically, with management, with internal auditors and with the Company’s independent auditors. The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. The Audit Committee also approves the internal audit plan and budget. The Board of Directors adopted the Audit Committee Charter on November 19, 2003. A current copy of the Audit Committee Charter is available on the Company’s website at www.laidlaw.com and is also available in print to any stockholder who sends a request to Laidlaw International, Inc., Attn: Investor Relations, 55 Shuman Blvd., Naperville, Illinois 60563, (630) 848-3000. The Audit Committee held five (5) meetings during the fiscal year ending August 31, 2006.

      The Audit Committee has the sole authority to appoint, retain, oversee, evaluate, compensate and terminate the Company’s independent auditor. The Audit Committee has established pre-approval policies and procedures with respect to audit and non-audit services by the Company’s independent auditors, which are described below under “Audit Committee and Independent Registered Public Accounting Firm — Pre-Approval Policies and Procedures.” Under this policy the Audit Committee pre-approves all services and fees and considers the impact of all services on auditor independence.

      Compliance Committee. The Compliance Committee is currently comprised of James H. Dickerson, Jr., Lawrence M. Nagin, Richard P. Randazzo and Peter E. Stangl, all of whom qualify as independent directors under the New York Stock Exchange listing standards and under the Standards for Director Independence attached to the Company’s Corporate Governance Guidelines. James H. Dickerson, Jr. serves as the Chair of the Compliance Committee. The Compliance Committee reviews all matters relating to compliance with all laws, regulations and policies (other than securities law matters which the Audit Committee reviews) applicable to, and the principal purpose of which is to regulate or establish requirements or standards for, the conduct of the day-to-day operations of the Company’s businesses (such as those dealing with antitrust, environmental, health and safety, employment and confidentiality matters). On November 19, 2003, the Board of Directors adopted the Compliance Committee Charter. A current copy of the Compliance Committee Charter is available on the Company’s website at www.laidlaw.com and is also available in print to any stockholder who sends a request to Laidlaw International, Inc., Attn: Investor Relations, 55 Shuman Blvd., Naperville, Illinois 60563, (630) 848-3000. The Compliance Committee held four (4) meetings during the fiscal year ending August 31, 2006.

      Human Resources and Compensation Committee. The Human Resources and Compensation Committee is currently comprised of Richard P. Randazzo, Maria A. Sastre, Peter E. Stangl and Carroll R. Wetzel, Jr., all of whom are independent directors under the New York Stock Exchange listing standards and under the Standards for Director Independence attached to the Company’s Corporate Governance Guidelines. Richard P. Randazzo serves as the Chair of the Human Resources and Compensation Committee. The Human Resources and Compensation Committee oversees all matters relating to human resources of the Company and, among other things, administers (1) all stock option or stock-related plans and, in connection therewith, all awards of equity to employees pursuant to any such stock option or stock-related plan, (2) all bonus plans and (3) all compensation of the Chief Executive Officer and other senior executives of the Company. In addition, the Human Resources and Compensation Committee advises and consults with the Company’s management regarding pension and other benefit plans and compensation policies and practices of the Company. The Human Resources and Compensation Committee also assists the Board of Directors in developing and evaluating potential candidates for executive positions. On November 9, 2005, the Board of Directors approved an amendment to the Human Resources and Compensation Committee Charter that was originally adopted on November 19, 2003. A current copy of the Human Resources and Compensation Committee Charter is available on the Company’s website at www.laidlaw.com and is also available in print to any stockholder who sends a request to Laidlaw International, Inc., Attn: Investor Relations, 55 Shuman Blvd., Naperville, Illinois 60563, (630) 848-3000. The Human Resources and Compensation Committee held seven (7) meetings during the fiscal year ending August 31, 2006.

      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is currently comprised of John F. Chlebowski, Lawrence M. Nagin and Peter E. Stangl, all of whom are independent directors under the New York Stock Exchange listing standards and under the Standards for Director Independence attached to the Company’s Corporate Governance Guidelines. Lawrence M. Nagin serves as the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, among other things, considers and recommends criteria for the selection of nominees for election as directors and committee members and, from time to time, may select for presentation to the full Board of Directors recommended director candidates. In considering candidates, the Committee and the Board will comply with the applicable requirements of the Securities and Exchange Commission rules and regulations and the New York Stock Exchange governance rules and consider the personal and professional qualities and experience of the candidate in light of the needs of the Company at that time.

      In general, nominees for director should have an understanding of the workings of large business organizations and senior level executive experience. Of particular importance will be the candidate’s character, integrity, judgment, independence, commitments, analytical skills and experience relevant to the Company’s business and strategic challenges. Generally, director candidates will be considered and evaluated under the same criteria regardless of whether they are recruited by or recommended by the Board of Directors, the Nominating and Corporate Governance Committee or a stockholder. The Committee will consider nominees recommended by a stockholder or group of stockholders that have held at least 2% of the Company’s voting common stock for at least one year as of the date of the recommendation. All stockholder nomination recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee care of the Company’s Corporate Secretary at the Company’s principal headquarters, 55 Shuman Blvd., Suite 400, Naperville, Illinois 60563. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. A stockholder nominating recommendation must also provide certain information about the recommending stockholder, the proposed nominee, the qualifications of the nominee, as well as other additional information. The procedures for stockholders submitting director nominations can be found on the Company’s website at www.laidlaw.com and is also available in print to any stockholder who sends a request to Laidlaw International, Inc., Attn: Investor Relations, 55 Shuman Blvd., Naperville, Illinois 60563, (630) 848-3000.

      The Nominating and Corporate Governance Committee also develops and recommends to the full Board of Directors corporate governance principles applicable to the Company and oversees the evaluation of the Board of Directors and management. On November 19, 2003, the Board of Directors adopted the Nominating and Corporate Governance Committee Charter. A current copy of the Nominating and Corporate Governance Committee Charter is available on the Company’s website at www.laidlaw.com and is also available in print to any stockholder who sends a request to Laidlaw International, Inc., Attn: Investor Relations, 55 Shuman Blvd., Naperville, Illinois 60563, (630) 848-3000. The Nominating and Corporate Governance Committee held four (4) meetings during the fiscal year ending August 31, 2006.

SECURITY OWNERSHIP

      The following table sets forth certain information concerning the beneficial ownership of the shares of the Company’s Common Stock as of December 14, 2006 by: (i) those persons owning of record, or known to the Company to be the beneficial owner of, more than five percent of the voting securities of the Company; (ii) each of our directors and director nominees; (iii) each of the executive officers named in the “Summary Compensation Table;” and (iv) all directors and executive officers as a group. Unless otherwise indicated, all information with respect to beneficial ownership has been furnished by the respective director, named executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The address of each individual listed below is c/o Laidlaw International, Inc., 55 Shuman Blvd., Suite 400, Naperville, Illinois 60563.

      Percentage of beneficial ownership is based on 79,355,456 shares of Common Stock outstanding as of December 14, 2006.

		Percentage of Shares
	Number of Shares	of Common Stock
Name of Beneficial Owner:	Beneficially Owned	Beneficially Owned (%)

FMR Corp.(1)	13,519,189	17.0%
Sasco Capital, Inc.(2)	5,684,500	7.2%
Mac-Per-Wolf Company(3)	4,086,432	5.1%
John F. Chlebowski(4)	27,000	*
James H. Dickerson, Jr.(4)	25,650	*
Lawrence M. Nagin(4)	27,000	*
Richard P. Randazzo(4)	24,000	*
Maria A. Sastre(4)	27,000	*
Peter E. Stangl(5)	40,502	*
Carroll R. Wetzel, Jr.(4)	27,000	*
Kevin E. Benson(6)	527,306	*
Beth Byster Corvino(7)	99,046	*
Mary B. Jordan	—	*
Jeffrey W. Sanders(8)	56,169	*
Jeffery A. McDougle(9)	40,695	*
Douglas A. Carty(10)	182,020	*
All current directors and executive officers as a group (13 persons)	1,103,388	1.4%

*	Less than 1% of outstanding shares

(1)	Based on information contained in the Form 13F filed with the Securities and Exchange Commission by FMR Corp. on November 13, 2006. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	Based on information contained in the Form 13F filed with the Securities and Exchange Commission by Sasco Capital, Inc. on November 14, 2006. The address of Sasco Capital, Inc. is 10 Sasco Hill Road, Fairfield, Connecticut 06430.

(3)	Based on information contained in the Form 13F filed with the Securities and Exchange Commission by Mac-Per-Wolf Company on November 15, 2006. The address of Mac-Per-Wolf Company is 310 S. Michigan Avenue, Suite 2600, Chicago, Illinois 60604.

(4)	Includes 10,125 restricted shares and 13,500 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after December 14, 2006.

(5)	Includes 15,189 restricted shares and 20,250 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after December 14, 2006.

(6)	Includes 341,667 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after December 14, 2006.

(7)	Includes 76,667 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after December 14, 2006.

(8)	Includes 35,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after December 14, 2006.

(9)	Includes 2,500 deferred shares vesting within 60 days after December 14, 2006 and 31,667 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after December 14, 2006.

(10)	Includes 110,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after December 14, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act that were furnished to the Company during fiscal 2006 for persons who were, at any time during fiscal 2006, directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all filing requirements for reporting persons were met, except that due to administrative oversights, Form 4 reports were inadvertently filed late (on September 29, 2005) by John F. Chlebowski, James H. Dickerson Jr., Lawrence M. Nagin, Richard P. Randazzo, Maria A. Sastre, Peter E. Stangl and Carroll R. Wetzel, Jr. reflecting restricted common stock and options to acquire common stock automatically granted on September 1, 2005.

EXECUTIVE COMPENSATION

Executive Officers of the Company

      The following information regarding the Company’s named executive officers is as of December 14, 2006.

Name	Age	Position

Kevin E. Benson	59	President, Chief Executive Officer and Director
Beth B. Corvino	50	Executive Vice President, General Counsel and Corporate Secretary
Mary B. Jordan	47	Executive Vice President, Human Resources and Internal Communications
Jeffrey W. Sanders	44	Vice President, Chief Financial Officer
Jeffery A. McDougle	50	Vice President and Treasurer

      Set forth below is a description of the background of each of the named executive officers of the Company.

      Kevin E. Benson has been President and Chief Executive Officer and a director of the Company since June 23, 2003. From September 2002 to June 23, 2003, Mr. Benson was President and Chief Executive Officer of Laidlaw Inc., the Company’s predecessor. Laidlaw Inc. and Laidlaw Investments Ltd. filed petitions for chapter 11 protection on June 28, 2001 and on June 23, 2003, Laidlaw Investments Ltd. emerged from bankruptcy and reorganized as Laidlaw International, Inc., a Delaware corporation. Prior to that, Mr. Benson served as President and Chief Executive Officer of the Insurance Corporation of British Columbia, an insurance company, from December 2001 until September 2002 and as President of The Pattison Group, a privately owned company and a conglomerate that owns interests in numerous businesses across a range of industries, in 2000 and 2001. He previously served as President and Chief Executive Officer of Canadian Airlines from 1996 until 2000. Mr. Benson also serves as a director of TransCanada Pipelines Ltd.

      Beth Byster Corvino has been Executive Vice President, General Counsel and Corporate Secretary of the Company since July 2005. Prior to her promotion in July 2005, Ms. Corvino was the Senior Vice President, General Counsel and Corporate Secretary of the Company from April 12, 2004 to July 2005. From April 1998 to April 2004 she served as Vice President, General Counsel and Corporate Secretary, and then as a consultant to, Chas. Levy Company LLC, a book and magazine wholesaler, where she was responsible for all legal affairs and strategic planning, and served as Chief Operating Officer of its trucking subsidiary.

      Mary B. Jordan has been Executive Vice President, Human Resources and Internal Communications of the Company since July 2006. From April 2004 to March 2006 she served as the Provincial Executive Director for the British Columbia Centre for Disease Control in Vancouver. She previously served from September 2001 to June 2003 as Senior Vice President, Air Canada, International and British Columbia, and from June 2000 to September 2001 as President of Air Canada’s low cost subsidiary. Ms. Jordan also serves as a director of the Vancouver International Airport Authority.

      Jeffrey W. Sanders has been Vice President, Chief Financial Officer of the Company, since July 11, 2006. Prior to his promotion on July 11, 2006, Mr. Sanders was Vice President, Corporate Development of the Company from August 2003 to July 11, 2006 and Controller from January 2004 to July 11, 2006. From May 1999 until July 2003 he served as Senior Vice President and Chief Financial Officer of Greyhound Lines, Inc. Mr. Sanders joined Greyhound Lines, Inc. in June 1997 as Vice President, Corporate Development and from September 1997 through May 1999 served as Vice President Finance.

      Jeffery A. McDougle has been Vice President and Treasurer since February 2, 2004. From July 2003 until January 2004, he served as Vice President of Fleet at US Airways Inc. From April 2002 until July 2003, Mr. McDougle served as Vice President of Finance and Treasurer for US Airways Group, where in addition to his treasury functions, he was responsible for corporate finance, corporate insurance and purchasing. In addition, he served as Vice President — Purchasing of US Airways, Inc. from November 2001 to April 2002 and Vice President — Treasurer of US Airways Group from May 1999 to November 2001. US Airways

Group and its subsidiary US Airways Inc. filed a petition for Chapter 11 protection on August 11, 2002 and later emerged from bankruptcy on March 31, 2003. US Airways Group and its subsidiary US Airways Inc. subsequently re-filed a petition for Chapter 11 protection on September 12, 2004 and then emerged from bankruptcy on September 27, 2005.

Summary Compensation Table

					Long-Term Compensation

					Awards		Payouts
	Annual Compensation
					Deferred/
				Other Annual	Restricted	Securities		All Other
				Compensation	Stock	Underlying	LTIP	Compensation
Name and Principal Position	Year	Salary	Bonus	(1)	Awards (2)	Options	Payouts	(3)

Kevin E. Benson	2006	$663,667	$1,232,000	$—	$676,500	100,000	$—	$49,854
President, Chief	2005	$600,000	$681,360	$—	$1,885,000	185,000	$—	$45,032
Executive Officer and	2004	$600,000	$1,000,000	$—	$3,900,000	185,000	$—	$43,378
Director
Beth B. Corvino(4)	2006	$336,667	$441,150	$—	$338,250	50,000	$—	$25,229
Executive Vice President,	2005	$327,500	$227,819	$—	$627,500	30,000	$—	$21,650
General Counsel and	2004	$124,923	$116,749	$—	$578,000	60,000	$—	$1,600
Corporate Secretary
Mary B. Jordan(5)	2006	$50,000	$43,336	$—	$196,575	7,500	$—	$23,391
Executive Vice President,
Human Resources and
Internal Communications
Jeffrey W. Sanders(6)	2006	$293,760	$252,144	$—	$376,550	40,000	$—	$17,626
Vice President, Chief	2005	$286,000	$163,526	$—	$342,150	20,000	$—	$17,160
Financial Officer	2004	$275,000	$221,116	$—	$390,000	15,000	$—	$47,732
Jeffery A. McDougle(7)	2006	$265,200	$227,630	$—	$376,550	40,000	$—	$17,352
Vice President, Treasurer	2005	$260,000	$147,628	$42,613	$214,975	15,000	$—	$17,040
	2004	$156,666	$122,372	$—	$146,000	15,000	$—	$29,867
Douglas A. Carty(8)	2006	$462,333	$621,694	$—	$338,250	50,000	$—	$40,144
Former Executive Vice	2005	$449,750	$404,167	$—	$1,004,500	50,000	$—	$32,985
President and Chief	2004	$426,667	$521,202	$—	$1,300,000	60,000	$—	$87,958
Financial Officer

(1)	The value of perquisites for each Named Executive Officer is less than the lesser of $50,000 or 10% of the total of such executive’s annual salary and bonus, other than Mr. McDougle, who in fiscal 2005 received $42,613 in other annual compensation, $33,613 of which was attributable to a fixed annual stipend to be used for business-related and other purposes, including such items as automobile expenses, membership expenses and professional advice.

(2)	During fiscal 2006 each Named Executive Officer was granted deferred shares relating to shares of the Company’s common stock. These dollar amounts represent the number of deferred shares granted multiplied by the closing sale price of the Company’s common stock on the date of grant which is the market value of the Company’s common stock as determined under the Company’s Amended and Restated 2003 Equity and Performance Incentive Plan. Upon vesting of a deferred share, the Named Executive Officer becomes entitled to receive one share of the Company’s common stock. One-quarter of the deferred shares will vest each year so long as the Named Executive Officer remains continuously employed with the Company through the vesting date. Executives do not receive dividends on unvested deferred shares. Each Named Executive Officer received the following number of deferred shares in fiscal 2006 on the respective grant date: Mr. Benson, 30,000 shares on 11/8/2005; Ms. Corvino, 15,000 shares on 11/8/2005; Ms. Jordan 7,500 shares on 7/1/2006; Mr. Sanders, 5,000 shares on 11/8/2005; Mr. McDougle, 5,000 shares on 11/8/2005; and Mr. Carty, 15,000 shares on 11/8/2005. Additionally, as a result of increased responsibilities and promotions during the year, certain executives received an additional grant of deferred shares as follows: Mr. Sanders, 10,000 shares on 7/11/2006 and Mr. McDougle, 10,000 shares on 7/11/2006. The quantity and value (using 2006 fiscal year end stock price), respectively, of unvested deferred shares held by each executive at August 31, 2006 is as follows:

Mr. Benson 255,000 shares, $6,885,000 value; Ms. Corvino 57,500 shares, $1,552,500 value; Ms. Jordan 7,500 shares, $202,500 value; Mr. Sanders 42,750 shares, $1,154,250 value; Mr. McDougle 27,875 shares, $752,625; and Mr. Carty 102,500 shares, $2,767,500 value.

(3)	Includes contributions to a qualified defined contribution plan in FY2006 for the following individuals: Mr. Benson $39,820; Ms. Jordan $3,000; Ms. Corvino $20,200; Mr. Sanders $17,626; Mr. McDougle $15,912; and Mr. Carty $24,238. Also includes the costs of term life insurance for the following individuals: Mr. Benson $4,032 and Mr. McDougle $1,440. The Company also reimburses certain executives for automobile expenses and tax preparation fees as follows: Mr. Benson $6,002; Ms. Corvino $5,029; Ms. Jordan $190; and Mr. Carty $15,906. Ms. Jordan was also reimbursed $20,201 for relocation costs.

(4)	Ms. Corvino was appointed Senior Vice President, General Counsel and Corporate Secretary on April 12, 2004 and was promoted to Executive Vice President in July 2005.

(5)	Ms. Jordan was appointed Executive Vice President, Human Resources and Internal Communications effective July 3, 2006.

(6)	Mr. Sanders was appointed Vice President, Corporate Development in August 2003, added the title of Controller in January 2004 and was promoted to Chief Financial Officer on July 11, 2006.

(7)	Mr. McDougle was appointed Vice President, Treasurer on February 2, 2004.

(8)	Mr. Carty resigned as Executive Vice President and Chief Financial Officer of the Company and became Chief Executive Officer and President of the Company’s school bus segment, Laidlaw Education Services, on July 11, 2006.

Option/ SAR Grants During 2006 Fiscal Year

      The following table provides information related to options granted to the named executive officers during fiscal 2006.

	Individual Grants
					Potential Realizable Value
	Number of				at Assumed Annual Rates of
	Securities	Percent of Total			Stock Price Appreciation for
	Underlying	Options granted	Exercise or		Option Term (3)
	Options	to employees in	Base Price	Expiration
Name	Granted(1)	Fiscal Year	($/share)(2)	Date	5%	10%

Kevin E. Benson	100,000	28%	$22.55	11/8/2015	$1,418,157	$3,593,889
Mary B. Jordan	7,500	2%	$26.21	7/1/2016	$123,625	$313,290
Beth B. Corvino	50,000	14%	$22.55	11/8/2015	$709,079	$1,796,945
Jeffrey W. Sanders	20,000	6%	$22.55	11/8/2015	$283,631	$718,778
Jeffrey W. Sanders	20,000	6%	$26.38	7/11/2016	$331,805	$840,859
Jeffery A. McDougle	20,000	6%	$22.55	11/8/2015	$283,631	$718,778
Jeffery A. McDougle	20,000	6%	$26.38	7/11/2016	$331,805	$840,859
Douglas A. Carty	50,000	14%	$22.55	11/8/2015	$709,079	$1,796,945

(1)	Options granted to executives are granted in accordance with the Laidlaw International, Inc. Amended and Restated 2003 Equity and Performance Incentive Plan and vest ratably over a three (3) year period from date of grant. The stock options have a ten (10) year life.

(2)	The stock option exercise or base price is equal to the fair market value of the Company’s stock on the date of grant or in the case of Ms. Jordan, on the first day of employment. Stock options were granted to Messrs. Benson, Sanders and McDougle and Ms. Corvino on November 8, 2005 and Ms. Jordan’s first day of employment as Executive Vice President, Human Resources and Internal Communication was July 3, 2006. Mr. Sanders and Mr. McDougle each received 20,000 stock options on July 11, 2006 related to increased responsibilities and promotions.

(3)	In accordance with SEC rules, these columns show gains that could accrue for the respective options, assuming that the market price of the Company’s Common Stock appreciates from the date of grant over a period of ten years at an annualized rate of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of the exercise date, realized value to the named executive officer will be zero.

Aggregated Option/ SAR Exercises During 2006 Fiscal Year and Fiscal Year-End Option Values

      The following table provides information related to the number and value of options held by named executive officers at fiscal year end. None of the named executive officers exercised stock options in fiscal year 2006. The Company has no outstanding stock appreciation rights.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
			Options at August 31, 2006		August 31, 2006(1)
	Shares Acquired on
Name	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Kevin E. Benson	—	$—	185,000	285,000	$2,229,250	$2,313,500
Mary B. Jordan	—	$—	—	7,500	$—	$5,925
Beth B. Corvino	—	$—	50,000	90,000	$583,500	$636,500
Jeffrey W. Sanders	—	$—	16,667	58,333	$194,333	$280,067
Jeffery A. McDougle	—	$—	15,000	55,000	$164,750	$244,900
Douglas A. Carty	—	$—	56,667	103,333	$695,833	$774,167

(1)	These amounts represent the difference between the exercise price of the stock options and the price of the Common Stock on August 31, 2006 ($27.00) for all in-the-money options held by the named executive officer.

Long-Term Incentive Plans — Awards in Last Fiscal Year

      No payments were made or awards granted to the named executive officers under the performance based alternative of the Company’s long-term incentive plan during the last fiscal year. Please see the “Summary Compensation Table” above, for long-term compensation awards granted under the time-vest alternative in the form of restricted stock, stock options and deferred shares.

Compensation of Directors

      The following table provides information concerning the aggregate cash and other compensation paid or accrued by the Company to non-executive Directors for service rendered on the Company’s Board of Directors during fiscal year 2006. Mr. Benson receives no compensation beyond that described above for his service as a director.

2006 Director Compensation Table

				Non-Stock
		Fees Earned or		Incentive Plan	All Other
	Total	Paid in Cash	Stock Awards	Compensation	Compensation
Name	($)	($)	($)(1)	($)	($)

John F. Chlebowski	$225,249	$95,750	$129,499	N/A	*
James H. Dickerson, Jr.	$208,249	$78,750	$129,499	N/A	*
Lawrence M. Nagin	$210,749	$81,250	$129,499	N/A	*
Richard P. Randazzo	$211,999	$82,500	$129,499	N/A	*
Maria A. Sastre	$197,499	$68,000	$129,499	N/A	*
Peter E. Stangl	$384,511	$190,250	$194,261	N/A	*
Carroll R. Wetzel, Jr.	$205,999	$76,500	$129,499	N/A	*

Footnotes to the 2006 Director Compensation Table

(1)	Represents the dollar value of 3,375 shares of Restricted Common Shares and 6,750 Stock Options granted to Messrs. Chlebowski, Dickerson, Jr., Nagin, Randazzo, and Wetzel, Jr. and Ms. Sastre on September 1, 2005 based on the fair market value of such shares as determined under Financial Accounting Standard No. 123R. Represents the dollar value of 10,125 shares of Restricted Common Shares and 5,063 Stock Options granted to Mr. Stangl on September 1, 2005, based on the fair market value of such shares as determined under Financial Accounting Standard No. 123R.

*	The Company has no retirement plan for Directors, none of the Directors currently defers any of his or her Director compensation and the value of any perquisites for each of the Directors is less than $10,000.

Narrative to 2006 Director Compensation Table

Compensation of Directors

      Each non-executive director, other than the Chairman, receives an annual retainer of $47,500, with the Audit Committee Chair receiving an additional $20,000, the Human Resources and Compensation Committee Chair an additional $8,000 and other committee chairs an additional $5,000. The non-executive Chairman receives an annual retainer of $150,000. Non-executive directors also receive meeting fees of $1,500 per Board meeting attended and, until July 6, 2006, $1,000 per committee meeting attended. Effective July 6, 2006, the meeting fees for audit committee meetings was increased to $1,500 per meeting. All other committee meeting fees remained at $1,000 per meeting attended. Until July 6, 2006, fees for telephonic meetings were reduced by 50%. Effective July 6, 2006, the full committee meeting fee applied regardless of whether held in person or telephonically. Directors may defer all or a portion of their cash compensation. Deferred cash compensation will be credited to a deferral account, which will be deemed to be invested in hypothetical shares of the Company’s common stock. Each deferral account will be credited with dividend equivalents and will be distributed to the director in a lump sum in cash on a date selected by the director. None of the non-executive directors currently defers any portion of the cash compensation.

      Each non-executive director, other than the Chairman, also receives an annual equity award consisting of 6,750 stock options and 3,375 restricted shares; the Chairman receives 10,125 stock options and 5,063 restricted shares. These restricted stock and stock option grants were made on September 1, 2005, in accordance with the terms of the Company’s Non-Executive Director Compensation Policy. The restricted shares vest entirely on the second year anniversary of the grant date and the stock options vest pro rata over a three (3) year period on the anniversary of the grant date.

      Each non-executive director may elect to defer receipt of all or a portion of the restricted shares granted to them. These deferred shares will be credited to a deferral account, will no longer have voting and dividend rights, and will be subject to a risk of forfeiture on the same basis as the underlying restricted shares. Each deferral account will be credited with dividend equivalents. To the extent vested, the shares credited to a deferral account will be distributed to the director on a distribution date selected by the director in the form of the Company’s common stock and the dividend equivalents will be distributed to the director in cash. None of the non-executive directors elected to defer receipt of any portion of the restricted shares granted to them.

      Stock ownership guidelines have also been established. Within five years, directors, including the Chairman of the Board, are expected to hold common stock (including shares that have been deferred) having a value of not less than five times the annual general retainer of $47,500. In addition, each director is reimbursed for any reasonable travel expenses incurred in attending meetings.

Supplemental Executive Retirement Plans

      The Company sponsors two supplemental executive retirement plans for specified employees. The benefit amount payable under the plans at age 65 is the sum of (1) 1.0% of final average earnings up to $205,000 and (2) 1.5% of final average earnings in excess of $205,000, less government pension benefits, multiplied by the participant’s years of service with the Company and its affiliates. A participant’s final average earnings would be the average of the highest consecutive five years’ earnings (including salary and bonus, not exceeding the target level) earned by the participant in the last ten years prior to retirement. The form of benefit would be an annuity, guaranteed for five years.

      The following table sets forth the annual amount (after deducting government pension benefits) that would be payable to the named executive officers based on retirement at age 65, at various levels of remuneration and years of service.

Supplemental Executive Retirement Plan

Annual Pension Payable Upon Retirement at Normal Retirement Age

	Years of Credited Service

Remuneration	5	10	15	20	25	30

$200,000	$6,787	$13,575	$20,362	$27,150	$33,937	$40,725
$300,000	$14,037	$28,075	$42,112	$56,150	$70,187	$84,225
$400,000	$21,537	$43,075	$64,612	$86,150	$107,687	$129,225
$500,000	$29,037	$58,075	$87,112	$116,150	$145,187	$174,225
$600,000	$36,537	$73,075	$109,612	$146,150	$182,687	$219,225
$700,000	$44,037	$88,075	$132,112	$176,150	$220,187	$264,225
$800,000	$51,537	$103,075	$154,612	$206,150	$257,687	$309,225
$900,000	$59,037	$118,075	$177,112	$236,150	$295,187	$354,225
$1,000,000	$66,537	$133,075	$199,612	$266,150	$332,687	$399,225
$1,100,000	$74,037	$148,075	$222,112	$296,150	$370,187	$444,225
$1,200,000	$81,537	$163,075	$244,612	$326,150	$407,687	$489,225
$1,300,000	$89,037	$178,075	$267,112	$356,150	$445,187	$534,225
$1,400,000	$96,537	$193,075	$289,612	$386,150	$482,687	$579,225
$1,500,000	$104,037	$208,075	$312,112	$416,150	$520,187	$624,225
$1,600,000	$111,537	$223,075	$334,612	$446,150	$557,687	$669,225
$1,700,000	$119,037	$238,075	$357,112	$476,150	$595,187	$714,225
$1,800,000	$126,537	$253,075	$379,612	$506,150	$632,687	$759,225
$1,900,000	$134,037	$268,075	$402,112	$536,150	$670,187	$804,225
$2,000,000	$141,537	$283,075	$424,612	$566,150	$707,687	$849,225

      The credited years of service for the named executive officers as of August 31, 2006, assuming the individual meets specified conditions of continued employment with the Company, are as follows: 3.96 years for Mr. Benson, 2.39 years for Ms. Corvino, 0 years for Ms. Jordan, 3.08 years for Mr. Sanders, 2.60 years for Mr. McDougle, and 3.66 years for Mr. Carty.

Employment Agreements

Benson Employment Agreement

      The Company and Mr. Benson recently entered into an employment agreement, replacing both the prior employment agreement and change of control agreement, which the parties had previously entered into. The new employment agreement combines the prior agreements, updates them for changes in the tax law and makes certain other changes. Under the new employment agreement, Mr. Benson serves as the Company’s President and Chief Executive Officer and reports to the Board of Directors of the Company. The agreement provides that in addition to Mr. Benson’s annual salary, he is eligible to participate in the Company’s short-term incentive plan under which his target bonus is 100% of base salary, with a maximum bonus of 200% of base salary. Mr. Benson also participates in the Company’s supplemental executive retirement plan and is eligible to participate in the Company’s long-term incentive plan. Pursuant to the agreement, Mr. Benson also receives other benefits, including a monthly allowance for automobile and related operating expenses

(including gas and insurance expenses), reimbursement of club membership expenses, and tax preparation and planning expenses, each subject to maximum reimbursement limits (with the exception of gas and insurance expenses which are subject to Mr. Benson providing the Company with an itemized written account and receipts).

      Under circumstances unrelated to a “change in control” (as defined in the agreement), if Mr. Benson is terminated by the Company without “cause” or upon his “disability” (as such terms are defined in the agreement) or Mr. Benson terminates his employment for “good reason” (as defined in the agreement), for a period of 24 months following such termination the Company will continue each month to pay his base salary plus one-twelfth of his target bonus in effect at that time. In the event that such amounts as payable would become subject to the application of Section 409A of the Internal Revenue Code (the “Code”), the total amount that would otherwise be payable to Mr. Benson shall instead be payable in equal monthly installments over a period not extending beyond two and one-half months after the later to occur of the end of the calendar year in which such termination occurs or the end of the Company’s fiscal year in which such termination occurs, if such payment schedule would avoid the application of Code Section 409A. If such payment schedule would not avoid the application of Code Section 409A, then such payments will be made over the original 24-month period, but any payments that would otherwise be made during the first six months following such termination will be withheld and paid in the month following the end of such six-month period. In the event of a termination giving rise to such payments, the agreement also provides Mr. Benson with medical insurance, dental insurance and term life insurance for such 24-month period. In lieu of these benefits, Mr. Benson may be paid an equivalent lump sum cash amount to cover the cost of term life insurance and receive, over the period in which he receives payments of base salary and bonus as set forth above, an amount equal to the COBRA cost of the medical and dental coverage. In such event, Mr. Benson would be eligible to participate during the 24-month period following his termination in the Company’s medical and dental plans at his sole expense.

      If within a two-year period following a “change in control” (as defined in the agreement) the Company terminates his employment without “cause” or Mr. Benson terminates his employment for “good reason” (as such terms are defined in the agreement), the Company will provide him with a lump sum payment consisting of two times the sum of his highest previous base salary plus annual bonus (as determined in accordance with his agreement) and the COBRA cost of 24 months of medical and dental insurance coverage for him and his eligible dependents. In the event that such amounts as payable would become subject to the application of Code Section 409A then such payments shall be withheld and paid in a lump sum after the end of such six-month period. During the 24-month period, Mr. Benson will be able to purchase continued coverage at his full expense under the Company’s medical and dental plans. In addition, the Company will provide Mr. Benson with continued welfare benefit coverage (other than medical and dental coverage) for a period of 24 months, which amount is subject to reduction to the extent he receives any comparable benefits from another employer within this period. Mr. Benson also will receive a lump sum payment equal to the actuarial equivalent of the additional retirement pension and the medical, life and other benefits that he would have received under the Company’s retirement plans during the 24-month period following his termination of employment (to the extent not otherwise provided by the underlying plan) and he will receive service credit for vesting and benefit purposes under all retirement plans of the Company in which he participates to the extent such additional credit does not jeopardize the retirement plan’s tax-favored status. Further, all equity incentive awards Mr. Benson holds will become fully vested and all his stock options will become fully exercisable. Mr. Benson will also be entitled to reimbursement of reasonable outplacement services.

      To the extent the payments to Mr. Benson in connection with a change in control exceed the Code Section 280G threshold amount by 110% or more, the Company will gross-up the payments to compensate for any excise tax imposed as a result thereof. In the event that such payments exceed the Code Section 280G threshold by less than 110%, such payments will be reduced to avoid the application of Code Section 280G. In addition, to the extent any payments made to Mr. Benson (in connection with a change in control or otherwise) violate Code Section 409A despite the protections against such violation built into the agreement, the Company will pay the resulting excise tax under Code Section 409A on a fully grossed-up basis.

      The agreement requires Mr. Benson to refrain from competing with the Company or its subsidiaries during his employment and for 24 months following his termination by the Company without cause. Also, for the period of his employment and for 24 months following his termination of employment for any reason, Mr. Benson cannot solicit the Company’s or its subsidiaries’ customers (with whom he had material contact within the last two years of his employment) or any employees of the Company or its subsidiaries. Mr. Benson is required to provide information and assistance in connection with any litigation in which the Company or one of its subsidiaries is a party.

Corvino Employment Agreement

      The Company and Ms. Corvino recently entered into an employment agreement, replacing both the prior employment agreement and change of control agreement, which the parties had previously entered into. The new employment agreement combines the prior agreements, updates them for changes in the tax law and makes certain other changes. Under the new employment agreement, Ms. Corvino serves as the Company’s Executive Vice President, General Counsel and Corporate Secretary and reports to the Chief Executive Officer of the Company. The agreement provides that in addition to Ms. Corvino’s annual salary, she is eligible to participate in the Company’s short-term incentive plan under which her target bonus is 75% of base salary, with a maximum bonus of 150% of base salary. Ms. Corvino also participates in the Company’s supplemental executive retirement plan and is eligible to participate in the Company’s long-term incentive plan. Pursuant to the agreement, Ms. Corvino also receives other benefits, including a monthly allowance for automobile and related operating expenses (including gas and insurance expenses), reimbursement of club membership expenses, and tax preparation and planning expenses, each subject to maximum reimbursement limits (with the exception of gas and insurance expenses which are subject to Ms. Corvino providing the Company with an itemized written account and receipts).

      Under circumstances unrelated to a “change in control” (as defined in the agreement), if Ms. Corvino is terminated by the Company without “cause” or upon her “disability” (as such terms are defined in the agreement) or Ms. Corvino terminates her employment for “good reason” (as defined in the agreement), for a period of 24 months following such termination the Company will continue each month to pay her base salary plus one-twelfth of her target bonus in effect at that time. In the event that such amounts as payable would become subject to the application of Code Section 409A, the total amount that would otherwise be payable to Ms. Corvino shall instead be payable in equal monthly installments over a period not extending beyond two and one-half months after the later to occur of the end of the calendar year in which such termination occurs or the end of the Company’s fiscal year in which such termination occurs, if such payment schedule would avoid the application of Code Section 409A. If such payment schedule would not avoid the application of Code Section 409A, then such payments will be made over the original 24-month period, but any payments that would otherwise be made during the first six months following such termination will be withheld and paid in the month following the end of such six-month period. In the event of a termination giving rise to such payments, the agreement also provides Ms. Corvino with medical insurance, dental insurance and term life insurance for such 24-month period. In lieu of these benefits, Ms. Corvino may be paid an equivalent lump sum cash amount to cover the cost of term life insurance and receive, over the period in which she receives payments of base salary and bonus as set forth above, an amount equal to the COBRA cost of the medical and dental coverage. In such event, Ms. Corvino would be eligible to participate during the 24-month period following her termination in the Company’s medical and dental plans at her sole expense.

      If within a two-year period following a “change in control” (as defined in the agreement) the Company terminates Ms. Corvino’s employment without “cause” or Ms. Corvino terminates her employment for “good reason” (as such terms are defined in the agreement), the Company will provide her with a lump sum payment consisting of two times the sum of her highest previous base salary plus annual bonus (as determined in accordance with her agreement) and the COBRA cost of 24 months of medical and dental insurance coverage for her and her eligible dependents. In the event that such amounts as payable would become subject to the application of Code Section 409A then such payments shall be withheld and paid in a lump sum after the end of such six-month period. During the 24-month period, Ms. Corvino will be able to purchase continued coverage at her full expense under the Company’s medical and dental plans. In addition, the Company will provide Ms. Corvino with continued welfare benefit coverage (other than medical and dental coverage) for a period of 24 months, which amount is subject to reduction to the extent she receives any comparable benefits from another employer within this period. Ms. Corvino also will receive a lump sum payment equal to the actuarial equivalent of the additional retirement pension and the medical, life and other benefits that she would have received under the Company’s retirement plans during the 24-month period following her termination of employment (to the extent not otherwise provided by the underlying plan) and she will receive service credit for vesting and benefit purposes under all retirement plans of the Company in which she participates to the extent such additional credit does not jeopardize the retirement plan’s tax-favored status. Further, all equity incentive awards Ms. Corvino holds will become fully vested and all her stock options will become fully exercisable. Ms. Corvino will also be entitled to reimbursement of reasonable outplacement services.

      To the extent the payments to Ms. Corvino in connection with a change in control exceed the Code Section 280G threshold amount by 110% or more, the Company will gross-up the payments to compensate for any excise tax imposed as a result thereof. In the event that such payments exceed the Code Section 280G threshold by less than 110%, such payments will be reduced to avoid the application of Code Section 280G. In addition, to the extent any payments made to Ms. Corvino (in connection with a change in control or otherwise) violate Code Section 409A despite the protections against such violation built into the agreement, the Company will pay the resulting excise tax under Code Section 409A on a fully grossed-up basis.

      The agreement requires Ms. Corvino to refrain from competing with the Company or its subsidiaries during her employment and for 24 months following her termination by the Company without cause. Also, for the period of her employment and for 24 months following her termination of employment for any reason, Ms. Corvino cannot solicit the Company’s or its subsidiaries’ customers (with whom she had material contact within the last two years of her employment) or any employees of the Company or its subsidiaries. Ms. Corvino is required to provide information and assistance in connection with any litigation in which the Company or one of its subsidiaries is a party.

Jordan Employment Agreement

      The Company and Ms. Jordan recently entered into an employment agreement that contains change in control provisions. Under this agreement, Ms. Jordan serves as the Company’s Executive Vice President of Human Resources and Internal Communications and reports to the Chief Executive Officer of the Company. The agreement provides that in addition to Ms. Jordan’s annual salary, she is eligible to participate in the Company’s short-term incentive plan under which her target bonus is 50% of base salary, with a maximum bonus of 100% of base salary. Since this agreement’s execution, Ms. Jordan’s target bonus has been raised to 75% of base salary, with a maximum bonus of 150% of base salary. Ms. Jordan also participates in the Company’s supplemental executive retirement plan and is eligible to participate in the Company’s long-term incentive plan. Pursuant to the agreement, Ms. Jordan also receives other benefits, including a monthly allowance for automobile and related operating expenses (including gas and insurance expenses), reimbursement of club membership expenses, and tax preparation and planning expenses, each subject to maximum reimbursement limits (with the exception of gas and insurance expenses which are subject to Ms. Jordan providing the Company with an itemized written account and receipts). Ms. Jordan also will receive reimbursement for post-termination relocation expenses in the event her employment is terminated by the Company without “cause” (as defined in the agreement) within the first twelve months of her employment.

      Under circumstances unrelated to a “change in control” (as defined in the agreement), if Ms. Jordan is terminated by the Company without “cause” or upon her “disability” (as such terms are defined in the agreement) or Ms. Jordan terminates her employment for “good reason” (as defined in the agreement), for a period of 24 months following such termination the Company will continue each month to pay her base salary plus, provided her termination is following the second anniversary of her employment, one-twelfth of her target bonus in effect at that time. In the event that such amounts as payable would become subject to the application of Code Section 409A, the total amount that would otherwise be payable to Ms. Jordan shall instead be payable in equal monthly installments over a period not extending beyond two and one-half months after the later to occur of the end of the calendar year in which such termination occurs or the end of the Company’s fiscal year in which such termination occurs, if such payment schedule would avoid the application of Code Section 409A. If such payment schedule would not avoid the application of Code Section 409A, then such payments will be made over the original 24-month period, but any payments that would otherwise be made during the first six months following such termination will be withheld and paid in the month following the end of such six-month period. In the event of a termination, giving rise to such payments, the agreement also provides Ms. Jordan with medical insurance, dental insurance and term life insurance for such 24-month period. In lieu of these benefits, Ms. Jordan may be paid an equivalent lump sum cash amount to cover the cost of term life insurance and receive, over the period in which she receives payments of base salary as set forth above, an amount equal to the COBRA cost of the medical and dental coverage. In such event, Ms. Jordan would be eligible to participate during the 24-month period following her termination in the Company’s medical and dental plans at her sole expense.

      If within a two-year period following a “change in control” (as defined in the agreement) the Company terminates Ms. Jordan’s employment without “cause” or Ms. Jordan terminates her employment for “good reason” (as such terms are defined in the agreement), the Company will provide her with a lump sum payment consisting of two times the sum of her highest previous base salary plus annual bonus (as determined in accordance with his agreement) and the COBRA cost of 24 months of medical and dental insurance coverage for her and her eligible dependents. In the event that such amounts as payable would become subject to the application of Code Section 409A then such payments shall be withheld and paid in a lump sum after the end of such six-month period. During the 24-month period, Ms. Jordan will be able to purchase continued coverage at her full expense under the Company’s medical and dental plans. In addition, the Company will provide Ms. Jordan with continued welfare benefit coverage (other than medical and dental coverage) for a period of 24 months, which amount is subject to reduction to the extent she receives any comparable benefits from another employer within this period. Ms. Jordan also will receive a lump sum payment equal to the actuarial equivalent of the additional retirement pension and the medical, life and other benefits that she would have received under the Company’s retirement plans during the 24-month period following her termination of employment (to the extent not otherwise provided by the underlying plan) and she will receive service credit for vesting and benefit purposes under all retirement plans of the Company in which she participates to the extent such additional credit does not jeopardize the retirement plan’s tax-favored status. Further, all equity incentive awards Ms. Jordan holds will become fully vested and all her stock options will become fully exercisable. Ms. Jordan will also be entitled to reimbursement of reasonable outplacement services.

      To the extent the payments to Ms. Jordan in connection with a change in control exceed the Code Section 280G threshold amount by 110% or more, the Company will gross-up the payments to compensate for any excise tax imposed as a result thereof. In the event that such payments exceed the Code Section 280G threshold by less than 110%, such payments will be reduced to avoid the application of Code Section 280G. In addition, to the extent any payments made to Ms. Jordan (in connection with a change in control or otherwise) violate Code Section 409A despite the protections against such violation built into the agreement, the Company will pay the resulting excise tax under Code Section 409A on a fully grossed-up basis.

      The agreement requires Ms. Jordan to refrain from competing with the Company or its subsidiaries during her employment and for 24 months following her termination by the Company without cause. Also, for the period of her employment and for 24 months following her termination of employment for any reason, Ms. Jordan cannot solicit the Company’s or its subsidiaries’ customers (with whom she had material contact within the last two years of her employment) or any employees of the Company or its subsidiaries. Ms. Jordan is required to provide information and assistance in connection with any litigation in which the Company or one of its subsidiaries is a party.

Sanders Employment Agreement

      The Company and Mr. Sanders recently entered into an employment agreement, replacing both the prior employment agreement and change of control agreement, which the parties had previously entered into. The new employment agreement combines the prior agreements, updates them for changes in the tax law and makes certain other changes. Under the new agreement, Mr. Sanders serves as the Company’s Vice President and Chief Financial Officer and reports to the Chief Executive Officer of the Company. The agreement provides that in addition to Mr. Sanders’ annual salary, he is eligible to participate in the Company’s short-term incentive plan under which his target bonus is 50% of base salary, with a maximum bonus of 100% of base salary. Mr. Sanders also participates in the Company’s supplemental executive retirement plan and is eligible to participate in the Company’s long-term incentive plan. Pursuant to the agreement, Mr. Sanders also receives other benefits, including a monthly allowance for automobile and related operating expenses, and an annual stipend intended to cover club membership expenses, tax preparation and planning expenses and other expenses for professional financial advice.

      Under circumstances unrelated to a “change in control” (as defined in the agreement), if Mr. Sanders is terminated by the Company without “cause” or upon his “disability” (as such terms are defined in the agreement) or Mr. Sanders terminates his employment for “good reason” (as defined in the agreement), for a period of 12 months following such termination the Company will continue each month to pay his base salary plus one-twelfth of his target bonus in effect at that time. In the event that such amounts as payable would become subject to the application of Code Section 409A, the total amount that would otherwise be payable to Mr. Sanders shall instead be payable in equal monthly installments over a period not extending beyond two and one-half months after the later to occur of the end of the calendar year in which such termination occurs or the end of the Company’s fiscal year in which such termination occurs, if such payment schedule would avoid the application of Code Section 409A. If such payment schedule would not avoid the application of Code Section 409A, then such payments will be made over the original 12-month period, but any payments that would otherwise be made during the first six months following such termination will be withheld and paid in the month following the end of such six-month period. In the event of a termination giving rise to such payments, the agreement also provides Mr. Sanders with medical insurance, dental insurance and term life insurance for such 12-month period. In lieu of these benefits, Mr. Sanders may be paid an equivalent lump sum cash amount to cover the cost of term life insurance and receive, over the period in which he receives payments of base salary and bonus as set forth above, an amount equal to the COBRA cost of the medical and dental coverage. In such event, Mr. Sanders would be eligible to participate during the 12-month period following his termination in the Company’s medical and dental plans at his sole expense.

      If within a two-year period following a “change in control” (as defined in the agreement) the Company terminates his employment without “cause” or Mr. Sanders terminates his employment for “good reason” (as such terms are defined in the agreement), the Company will provide him with a lump sum payment consisting of two times the sum of his highest previous base salary plus annual bonus (as determined in accordance with his agreement) and the COBRA cost of 24 months of medical and dental insurance coverage for him and his eligible dependents. In the event that such amounts as payable would become subject to the application of Code Section 409A then such payments shall be withheld and paid in a lump sum after the end of such six-month period. During the 24-month period, Mr. Sanders will be able to purchase continued coverage at his full expense under the Company’s medical and dental plans. In addition, the Company will provide Mr. Sanders with continued welfare benefit coverage (other than medical and dental coverage) for a period of 24 months, which amount is subject to reduction to the extent he receives any comparable benefits from another employer within this period. Mr. Sanders also will receive a lump sum payment equal to the actuarial equivalent of the additional retirement pension and the medical, life and other benefits that he would have received under the Company’s retirement plans during the 24-month period following his termination of employment (to the extent not otherwise provided by the underlying plan) and he will receive service credit for vesting and benefit purposes under all retirement plans of the Company in which he participates to the extent such additional credit does not jeopardize the retirement plan’s tax-favored status. Further, all equity incentive awards Mr. Sanders holds will become fully vested and all his stock options will become fully exercisable. Mr. Sanders will also be entitled to reimbursement of reasonable outplacement services.

      To the extent the payments to Mr. Sanders in connection with a change in control exceed the Code Section 280G threshold amount by 110% or more, the Company will gross-up the payments to compensate for any excise tax imposed as a result thereof. In the event that such payments exceed the Code Section 280G threshold by less than 110%, such payments will be reduced to avoid the application of Code Section 280G. In addition, to the extent any payments made to Mr. Sanders (in connection with a change in control or otherwise) violate Code Section 409A despite the protections against such violation built into the agreement, the Company will pay the resulting excise tax under Code Section 409A on a fully grossed-up basis.

      The agreement requires Mr. Sanders to refrain from competing with the Company or its subsidiaries during his employment and for 12 months following his termination by the Company without cause or if the termination occurs within the two-year period commencing on a change in control, for 24 months following his termination. Also, for the period of his employment and for 12 months following his termination of employment for any reason (or 24 months if the termination occurs within the two-year period commencing on a change in control), Mr. Sanders cannot solicit the Company’s or its subsidiaries’ customers (with whom he had material contact within the last two years of his employment) or any employees of the Company or its subsidiaries. Mr. Sanders is required to provide information and assistance in connection with any litigation in which the Company or one of its subsidiaries is a party.

McDougle Employment Agreement

      The Company and Mr. McDougle recently entered into an employment agreement, replacing both the prior employment agreement and change of control agreement, which the parties had previously entered into. The new employment agreement combines the prior agreements, updates them for changes in the tax law and makes certain other changes. Under the new agreement, Mr. McDougle serves as the Company’s Vice President and Treasurer and reports to the Chief Executive Officer of the Company. The agreement provides that in addition to Mr. McDougle’s annual salary, he is eligible to participate in the Company’s short-term incentive plan under which his target bonus is 50% of base salary, with a maximum bonus of 100% of base salary. Mr. McDougle also participates in the Company’s supplemental executive retirement plan and is eligible to participate in the Company’s long-term incentive plan. Pursuant to the agreement, Mr. McDougle also receives other benefits, including a monthly allowance for automobile and related operating expenses, and an annual stipend intended to cover club membership expenses, tax preparation and planning expenses and other expenses for professional financial advice.

      Under circumstances unrelated to a “change in control” (as defined in the agreement), if Mr. McDougle is terminated by the Company without “cause” or upon his “disability” (as such terms are defined in the agreement) or Mr. McDougle terminates his employment for “good reason” (as defined in the agreement), for a period of 12 months following such termination the Company will continue each month to pay his base salary plus one-twelfth of his target bonus in effect at that time. In the event that such amounts as payable would become subject to the application of Code Section 409A, the total amount that would otherwise be payable to Mr. McDougle shall instead be payable in equal monthly installments over a period not extending beyond two and one-half months after the later to occur of the end of the calendar year in which such termination occurs or the end of the Company’s fiscal year in which such termination occurs, if such payment schedule would avoid the application of Code Section 409A. If such payment schedule would not avoid the application of Code Section 409A, then such payments will be made over the original 12-month period, but any payments that would otherwise be made during the first six months following such termination will be withheld and paid in the month following the end of such six-month period. In the event of a termination giving rise to such payments, the agreement also provides Mr. McDougle with medical insurance, dental insurance and term life insurance for such 12-month period. In lieu of these benefits, Mr. McDougle may be paid an equivalent lump sum cash amount to cover the cost of term life insurance and receive, over the period in which he receives payments of base salary and bonus as set forth above, an amount equal to the COBRA cost of the medical and dental coverage. In such event, Mr. McDougle would be eligible to participate during the 12-month period following his termination in the Company’s medical and dental plans at his sole expense.

      If within a two-year period following a “change in control” (as defined in the agreement) the Company terminates his employment without “cause” or Mr. McDougle terminates his employment for “good reason” (as such terms are defined in the agreement), the Company will provide him with a lump sum payment consisting of two times the sum of his highest previous base salary plus annual bonus (as determined in accordance with his agreement) and the COBRA cost of 24 months of medical and dental insurance coverage for him and his eligible dependents. In the event that such amounts as payable would become subject to the application of Code Section 409A then such payments shall be withheld and paid in a lump sum after the end of such six-month period. During the 24-month period, Mr. McDougle will be able to purchase continued coverage at his full expense under the Company’s medical and dental plans. In addition, the Company will provide Mr. McDougle with continued welfare benefit coverage (other than medical and dental coverage) for a period of 24 months, which amount is subject to reduction to the extent he receives any comparable benefits from another employer within this period. Mr. McDougle also will receive a lump sum payment equal to the actuarial equivalent of the additional retirement pension and the medical, life and other benefits that he would have received under the Company’s retirement plans during the 24-month period following his termination of employment (to the extent not otherwise provided by the underlying plan) and he will receive service credit for vesting and benefit purposes under all retirement plans of the Company in which he participates to the extent such additional credit does not jeopardize the retirement plan’s tax-favored status. Further, all equity incentive awards Mr. McDougle holds will become fully vested and all his stock options will become fully exercisable. Mr. McDougle will also be entitled to reimbursement of reasonable outplacement services.

      To the extent the payments to Mr. McDougle in connection with a change in control exceed the Code Section 280G threshold amount by 110% or more, the Company will gross-up the payments to compensate for any excise tax imposed as a result thereof. In the event that such payments exceed the Code Section 280G threshold by less than 110%, such payments will be reduced to avoid the application of Code Section 280G. In addition, to the extent any payments made to Mr. McDougle (in connection with a change in control or otherwise) violate Code Section 409A despite the protections against such violation built into the agreement, the Company will pay the resulting excise tax under Code Section 409A on a fully grossed-up basis.

      The agreement requires Mr. McDougle to refrain from competing with the Company or its subsidiaries during his employment and for 12 months following his termination by the Company without cause or if the termination occurs within the two-year period commencing on a change in control, for 24 months following his termination. Also, for the period of his employment and for 12 months following his termination of employment for any reason (or 24 months if the termination occurs within the two-year period commencing on a change in control), Mr. McDougle cannot solicit the Company’s or its subsidiaries’ customers (with whom he had material contact within the last two years of his employment) or any employees of the Company or its subsidiaries. Mr. McDougle is required to provide information and assistance in connection with any litigation in which the Company or one of its subsidiaries is a party.

Carty Employment Agreement

      The Company was party to an employment agreement with Mr. Carty until August 1, 2006, when that employment agreement was superceded and replaced by a new employment agreement between Mr. Carty and the Company’s subsidiary Laidlaw Transit, Inc., reflecting the fact that on July 11, 2006 Mr. Carty was promoted from his position as Executive Vice President and Chief Financial Officer of the Company to Chief Executive Officer and President of the Company’s Laidlaw Education Services business. Pursuant to the terms of his old employment agreement, in addition to his annual salary, Mr. Carty was eligible to participate in the Company’s short-term incentive plan. Mr. Carty’s target bonus was 75% of base salary, with a maximum bonus of 150% of his base salary. Mr. Carty also participates in the Company’s supplemental executive retirement plan and is eligible to participate in the Company’s long-term incentive plan. Pursuant to his agreement with the Company, Mr. Carty also received other benefits, including a monthly allowance for automobile and related operating and insurance expenses, reimbursement of club membership expenses, tax preparation and planning expenses, each subject to maximum reimbursement limits, and relocation expenses. Mr. Carty’s new employment agreement with Laidlaw Transit, Inc. has been filed with the Securities and Exchange Commission (the “SEC”).

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

      The Company’s executive compensation program is administered by the Human Resources and Compensation Committee (the “Compensation Committee”), which consists entirely of Directors who are “independent” as defined in the current NYSE listing standards and regulations adopted by the SEC under the federal securities laws. The Compensation Committee is charged with the duties of setting the Company’s compensation policies, conducting an annual appraisal of the performance of the Chief Executive Officer, determining appropriate remuneration of the Chief Executive Officer, and, following consultation with the Chief Executive Officer and the Chairman of the Board of Directors, determining appropriate remuneration of the other members of the Company’s key management group. The Compensation Committee’s responsibilities also include determining the annual salary, short-term and long-term cash and stock incentive compensation, and other compensation of the executive officers, including the executive officers named in the “Summary Compensation Table,” and reviewing the existing key management group members and the plans for development of qualified candidates. The Compensation Committee reports to the Board at each quarterly and year-end meeting. There were seven (7) meetings of the Compensation Committee in fiscal 2006. This report describes the policies and approach of the Compensation Committee in establishing executive compensation during the fiscal year ended on August 31, 2006.

      Pursuant to the Charter of the Compensation Committee, the Compensation Committee re-evaluates annually the Company’s executive compensation programs. This review is intended to ensure that these programs fully support the Company’s business strategy and short and long-term performance objectives. It is also intended to ensure that these programs align executives with stockholder interests. The Company’s executive compensation programs also reflect the challenges in attracting, retaining and motivating leadership talent given the competitive markets for leadership talent.

      In carrying out its responsibilities, the Compensation Committee has sought the advice of and reviewed data provided by an independent outside compensation consultant regarding the levels of base salaries, bonuses and equity compensation.

      The consultant provided data for each element of the total direct compensation package for comparable positions at companies with which we would compete for both business and talent, based on size and scope as well as location (the “general comparable companies”). The Compensation Committee believes that companies in our industry of similar size provide limited comparison data and therefore the use of a broader database, including companies from general industry, ensures more accurate comparisons and results. The general comparable companies surveyed may change from time to time, but for the 2006 fiscal year consisted of eighteen companies that best compare to the Company’s size, performance characteristics (such as cash flow, return on assets and return on equity) and complexity, as well as with the nature of our business and workforce and is representative of the companies that the Company competes with for both business and talent. Within the group of general comparable companies, the Company was near the median for annual revenue, between the 25th percentile and the median for market capitalization and is one of the largest for number of employees. The Company also exceeded the 75th percentile of the general comparable companies for performance measures of total shareholder return, net profit margin, return on equity, return on assets and return on capital invested.

Compensation Policy

      The Compensation Committee’s basic objectives are to recruit, retain and motivate top quality executive leadership focused on the successful execution of the Company’s business strategy, including achieving short-term financial objectives, attaining long-term corporate goals and increasing stockholder value.

      In determining the principal components of executive compensation, the Compensation Committee, in consultation with an independent compensation consultant, considered the following factors: (a) Company performance, both year over year and in comparison to other companies of similar size and business lines; (b) the role of the executive in executing the Company’s business plan and in impacting Company growth and performance objectives; (c) the individual performance and contribution of the executive; (d) comparative compensation studies; (e) historical compensation levels at the Company; (f) the overall competitive environment in executive compensation needed to attract, retain and motivate talented and experienced senior management; and (g) current trends in executive compensation driven by new and proposed legislative and regulatory initiatives.

      The Compensation Committee’s overall philosophy is to provide a total compensation opportunity to executives that is consistent with a “pay-for-performance” environment. The Compensation Committee’s overall philosophy for cash compensation for the named executive officers is to pay conservatively, i.e., between the 25th percentile and the market median (i.e., the 50th percentile), relative to the general comparable companies (described above) for performance at target or below (measured against stated objectives and goals) and to pay above the median relative to the general comparable companies for performance that exceeds those goals and objectives. Cash compensation includes base salary and short-term incentive compensation. Through the use of long-term incentive compensation in the form of equity awards, a significant portion of each executive officer’s total compensation is linked to the performance of the Company’s stock, fostering an ownership culture and aligning management’s interests and concerns with those of the stockholders. The Compensation Committee has established ownership guidelines for executive officers to support this end. Together, cash compensation and long-term compensation are designed to provide a competitive compensation opportunity based upon performance. Base salaries represent approximately 30% of named executive officers’ compensation, with target short-term incentive bonus compensation representing approximately 30% and equity-based compensation approximately 40%. Accordingly, a greater portion of the named executive officers’ compensation is dependent upon both the Company’s and the executives’ performance.

      The Company provides certain officers, including the named executives, with an overall retirement package, which is intended to be consistent with prevailing market practices. The Company also provides its executives certain perquisites.

Components of Executive Compensation

      Base Salary. Base salaries are reviewed annually for possible merit adjustment and also in connection with promotions and when responsibilities for the position are materially changed. The Compensation Committee recognizes the need to retain executive talent by paying base salaries that contribute to an overall competitive total compensation opportunity. The Compensation Committee reviewed executive benchmark data in consultation with the independent compensation consultant. This data consisted of compensation practices and policies compiled from the most recent proxy statements for the peer group of companies, as well as from third-party compensation surveys, research and other studies. After reviewing this benchmark data, the Compensation Committee has adopted a conservative policy of setting base salary for the named executive officers generally between the 25th percentile and the market median, i.e., in the second quartile relative to the benchmark data, provided base salary can exceed this range under certain circumstances, such as in recognition of an executive’s strong individual performance and contribution to the Company or when necessary to attract, retain and motivate talented and experienced senior management.

      Short-Term Incentive Compensation. The Compensation Committee has adopted and administers the Laidlaw International, Inc. Short-Term Incentive Plan (the “STIP”), which was approved by the stockholders at the Company’s 2005 annual meeting of stockholders (the “2005 Annual Meeting”). The STIP was designed and implemented in order to allow bonuses paid to named executive officers to be deductible under Section 162(m) of the Internal Revenue Code (as more fully described below). In particular, the STIP was designed to allow for the maximum bonus that executive officers could receive if a minimum target threshold is obtained. However, in practice the Compensation Committee will, if applicable, reduce (but may not increase) the maximum bonus payable based on the achievement of financial targets according to a pre-determined scale, as well as satisfaction of qualitative personal goals. This design allows the Company to deduct fully bonuses earned as performance based compensation within the rules applicable under Code Section 162(m), but still allows the Company to rely upon qualitative factors in determining the actual bonus payout.

      The STIP, in conjunction with base salary, provides an annual cash compensation opportunity to the named executive officers. If the Company’s performance exceeds its performance goals, the STIP payment is designed to bring executives’ cash compensation level above the median of the benchmark of the general comparable companies. All officers, including the named executive officers and certain other key management employees of the Company, are eligible to participate in the STIP.

      For the fiscal year ended August 31, 2006, the Compensation Committee set a minimum performance goal for named executive officers equal to pre-tax income of $168.8 million. Upon attainment of that threshold level of pre-tax income the named executive officers became eligible to receive a maximum target payout, which amount could be reduced by the Compensation Committee as discussed above. If the threshold level was not obtained, then no bonus would be payable. The maximum target awards for the named executive officers for fiscal 2006 were 200% of base salary for Mr. Benson, 150% of base salary for Ms. Corvino and Mr. Carty, and 100% of base salary for Mr. Sanders, Mr. McDougle and Ms. Jordan. The Compensation Committee then reduced the actual bonus payout as a percentage of base salary based on actual pre-tax profit relative to a pre-determined scale, pre-tax income over the 2005 fiscal year’s pre-tax income, as well as personal qualitative performance measures relating to the individual’s performance. For fiscal 2006, these individual goals related to safety, customers, change management, leadership development, interpersonal skills, business development and strategy implementation. The executives’ personal goals were set by the Compensation Committee with input from Mr. Benson. The Committee applied a weighting of 70% to the financial goals and 30% to the individual performance goals. The actual pre-tax income for fiscal 2006 was $236.6 million, which was 192% of fiscal year 2005 pre-tax income. Based on these financial numbers the Compensation Committee determined that the portion of the executive officers’ fiscal 2006 STIP bonus linked to financial performance of the Company should not be reduced. The Compensation Committee then reviewed each of the executive officers’ personal goals for fiscal 2006. Based on attainment of their personal goals and the financial goals, the Compensation Committee approved fiscal 2006 actual bonuses paid under the STIP equal to 176% of base salary for Mr. Benson, 85% of base salary for Mr. Sanders, 130% of base salary for Ms. Corvino, 85% of base salary for Mr. McDougle and 133% of base salary for Mr. Carty. Ms. Jordan was also eligible for a pro-rata performance bonus based on approximately two months of service at the Company.

      Long-Term Incentive Compensation. The executive officers of the Company participate in the Company’s Amended and Restated 2003 Equity and Performance Incentive Plan (the “2003 Incentive Plan”), which is administered by the Compensation Committee and was approved by the stockholders of the Company at the 2005 Annual Meeting. The 2003 Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted shares, deferred shares, performance shares and performance units. Absent any unusual factors, the Committee usually makes equity grants once a year after assessing the Company’s performance for such year. Historically, these grants have been at the Compensation Committee’s regularly scheduled meeting in November or late October, coinciding with the Board of Directors’ review of the annual audited financial statements. In addition, from time to time the Company will make grants upon the hiring of a new executive or the promotion of an executive.

      During the fiscal year ended August 31, 2006, the Compensation Committee granted stock options and deferred shares under the 2003 Incentive Plan. These grants were intended to provide a competitive long-term incentive compensation opportunity to participants. The options are granted at an exercise price equal to the closing price of the Company’s common stock on the date of grant, which is the market value of shares under the terms of the 2003 Incentive Plan. Options vest ratably over a three-year period from the grant date or if the grantee is not yet an employee of the Company, from the first date of employment. The awards of deferred shares vest ratably over a four-year period from the grant date or if the grantee is not yet an employee of the Company, from the first date of employment. The Compensation Committee sets the long-term incentive stock compensation for its executive officers above the median of the benchmark peer group. In determining the amount of awards to be granted to the named executive officers, 50% of the long-term value is designed to be in the form of stock options granted at fair market value and 50% in the form of deferred stock.

      The Compensation Committee believes that granting such equity awards to executive officers aligns the executive’s interests more closely with those of stockholders of the Company by tying a meaningful portion of compensation to the performance of the Company’s stock. In determining the size of the annual grants to be made to each of the executive officers, the Compensation Committee considers the individual performance of each executive officer, historical stock grants made by the Company to the individual, survey data and the recommendations of its independent compensation consultant. The Compensation Committee also studied long-term incentive compensation practices in light of current trends in executive compensation to ensure that the Company was providing a long-term incentive compensation opportunity in an effective and efficient manner.

      The Compensation Committee supports and encourages stock ownership in the Company by its executive officers and has adopted stock ownership guidelines for its officers. The stock ownership guidelines are based on a multiple of base salary and ranges from one times base salary for Vice Presidents, two times base salary for Senior Vice Presidents, three times base salary for Executive Vice Presidents and four times base salary for the Chief Executive Officer. The Compensation Committee encourages these executives to build to, and maintain, these levels of ownership over a five-year period.

      Retirement Compensation. The Company also provides select officers, including the named executive officers, with an overall retirement package that is designed to be consistent with prevailing practices in the market. This retirement package consists of: (i) a non-qualified defined contribution plan with matching contributions of up to 6% of the individual’s salary; (ii) a 401(k) plan (with no matching contributions); and (iii) a defined benefit supplemental executive retirement plan (SERP) (as described below under “Supplemental Executive Retirement Plans”). In aggregate, these retirement plans are targeted to provide a retirement benefit that is competitive with overall market practices. See also “Supplemental Executive Retirement Plans” on pages 15-16 of this proxy statement.

      Other Compensation. In addition to the employee benefit plans, which are made generally available to employees of the Company, and monthly automobile allowances, which may be used for any purpose, the named executive officers receive additional perquisites that may not meet the threshold for disclosure in the Summary Compensation Table. The Compensation Committee reviewed benchmark data on other forms of executive compensation, including perquisites in consultation with the independent compensation consultant. In accordance with the terms of their employment agreements, the named executive officers receive certain perquisites, for example:

•	Reimbursement of operating and insurance expenses relating to the use of executive’s automobile.

•	Reimbursement of club memberships.

•	Tax preparation and planning expenses (each of the above perquisites are subject to maximum reimbursement limits).

•	Severance upon a change in control pursuant to their Employment Agreements described under the heading “Employment Agreements.”

CEO Compensation

      In establishing compensation for the President and Chief Executive Officer position, the Compensation Committee recognized that it was essential to retain Mr. Benson in his current position in light of the Company’s business and growth objectives. The Compensation Committee established Mr. Benson’s compensation to be in line with market practice and the Company’s overall compensation philosophy.

      Base Salary. The Compensation Committee set Mr. Benson’s base salary at a level below that of the benchmark peer group. Mr. Benson’s base salary for fiscal 2006 was at approximately the 25% percentile when compared to the base salaries for the top executives in that group.

      Short-Term Incentive Compensation. The Compensation Committee has targeted Mr. Benson’s short-term incentive opportunity to be competitive with market medians when targeted levels of performance are achieved and below market practices when the Company’s performance falls below those targets. As described above, Mr. Benson is eligible to earn a maximum bonus equal to 200% of his base salary if the Company had pre-tax income equal to $168.8 million. If the Company did not have pre-tax income equal to the threshold amount, Mr. Benson would not have earned any bonus for fiscal 2006. The Company’s pre-tax income for fiscal 2006 was $236.6, and was 192% of fiscal 2005 pre-tax income. As described above, the Committee applied a 70% weighting to Mr. Benson’s bonus based on financial performance and 30% based on attainment of personal goals. Based on the financial numbers, the Compensation Committee determined that the portion of Mr. Benson’s fiscal 2006 STIP bonus linked to financial performance of the Company should not be reduced. The Compensation Committee then reviewed Mr. Benson’s attainment of his personal goals for fiscal 2006 and determined that Mr. Benson exceeded his 100% target for such goals by 20%. Based on the Company’s actual performance and Mr. Benson’s attainment of his personal goals, the Compensation Committee approved a STIP award for Mr. Benson equal to 176% of his base salary for the fiscal year ending August 31, 2006.

      Long-Term Incentive Compensation. The Compensation Committee also granted deferred shares and stock option awards, with a vesting schedule designed to make his compensation package above the median if the Company’s stock price performance is favorable. The options are granted a fair market value on the date of grant. The stock options vest in three equal installments over a three-year period on the applicable anniversary of the grant date. The deferred shares vest in four equal installments over a four-year period on the applicable anniversary of the grant date. Mr. Benson’s grant of long-term equity awards was comprised of 50% of stock options and 50% of deferred shares.

      Retirement Compensation. Mr. Benson is provided with a retirement package similar to that provided to all other executives. This retirement package consists of: (i) a non-qualified defined contribution plan with matching contributions of up to 6% of the individual’s salary; (ii) a 401(k) plan (with no matching contributions); and (iii) a defined benefit supplemental executive retirement plan (SERP). See also “Supplemental Executive Retirement Plans” on pages 15-16 of this proxy statement.

      Other Compensation. In accordance with the terms of Mr. Benson’s employment agreement, Mr. Benson received the following perquisites: a monthly allowance for automobile and related operating and insurance expenses, reimbursement of club memberships and tax preparation and planning expenses, each subject to maximum reimbursement limits.

Tally Sheets

      To ensure a comprehensive evaluation of the compensation program components, compensation tally sheets totaling fiscal year 2006 compensation for each named executive officer were prepared for and reviewed by the Compensation Committee, alongside the industry compensation surveys prepared by the compensation consultant. These tally sheets identified and valued as a dollar amount each component of the named executive officer’s compensation, including base salary, short-term incentive compensation, long-term incentive compensation awards, deferred compensation, SERP retirement compensation and perquisites. The Committee intends to continue the practice of using tally sheet preparation and review on at least an annual basis to aid it in its administration of the Company’s compensation program.

Deductibility of Executive Compensation

      Section 162(m) of the Code limits the tax deduction of a publicly held company allowed for compensation paid to the Chief Executive Officer and to the four most highly compensated executive officers other than the Chief Executive Officer. Prior to 2005, amounts payable under the 2003 Incentive Plan and the STIP were grandfathered from the limitations of Code Section 162(m). However, beginning in 2005, awards payable under the 2003 Incentive Plan and the STIP are subject to the limitations of Code Section 162(m) unless such amounts constitute “qualified performance based compensation” under 162(m). Those plans were approved by our stockholders at the 2005 Annual Meeting, and are generally designed to allow compensation paid under such plans to be qualified performance based compensation.

      Generally, the Compensation Committee desires to maintain the tax deductibility of the compensation for executive officers to the extent it is feasible and consistent with the objectives of the Company’s compensation programs. The Compensation Committee continues to consider ways to maximize the deductibility of executive compensation, but intends to retain the discretion the Compensation Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. Accordingly, the Compensation Committee may determine in its discretion to pay compensation which is not tax deductible.

      All members of the Compensation Committee have approved this report.

Richard P. Randazzo, Chair Maria A. Sastre Peter E. Stangl Carroll R. Wetzel, Jr.

Compensation Committee Interlocks and Insider Participation

      Richard P. Randazzo, Maria A. Sastre, Peter E. Stangl and Carroll R. Wetzel, Jr. served on the Company’s Human Resources and Compensation Committee during fiscal 2006. No interlocking relationships existed during the last completed fiscal year between the Company’s Board of Directors or Human Resources and Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

COMPARATIVE STOCK PERFORMANCE GRAPH

      The Common Stock is currently listed on the New York Stock Exchange under the symbol LI. The following graph compares for the period from June 23, 2003 through August 31, 2006 the cumulative total stockholder return on the Company’s Common Stock, as reported on the NYSE, with (a) the cumulative total return of the Standard & Poor’s 500 Stock Index; (b) the cumulative total return of the Dow Jones Transportation Average; and (c) the cumulative total return of the Russell 1000 Stock Index. The graph assumes $100 was invested in the Common Stock or indices on June 23, 2003 and also assumes reinvestment of dividends.

	6/23/2003	8/29/2003	8/31/2004	8/31/2005	8/31/2006

Laidlaw International, Inc.	100.00	112.97	169.73	269.19	298.38

Standard & Poor’s 500 Stock Index	100.00	102.69	112.49	124.32	132.82

Dow Jones Transportation Average	100.00	112.05	129.68	153.71	178.85

Russell 1000 Stock Index	100.00	103.75	113.52	127.79	136.35

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

      As discussed above, the Board of Directors of the Company adopted a written Audit Committee Charter on November 19, 2003. John F. Chlebowski, James H. Dickerson, Jr., Maria A. Sastre, Peter E. Stangl and Carroll R. Wetzel, Jr., the current members of the Audit Committee, are independent under the New York Stock Exchange listing standards.

      Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm (the “independent auditor”) is responsible for performing an audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting. The Audit Committee reviews these processes on behalf of the Board of Directors. In this context, the Audit Committee has reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent auditor, the audited financial statements of the Company and Management’s Report on Internal Control over Financial Reporting contained in the Company’s Annual Report to Stockholders for the year ended August 31, 2006. The Audit Committee has also discussed with the Company’s independent auditor the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

      The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committees”) and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006 for filing with the Securities and Exchange Commission.

      This report is submitted on behalf of the Audit Committee.

John F. Chlebowski, Chair James H. Dickerson, Jr. Maria A. Sastre Peter E. Stangl Carroll R. Wetzel, Jr.

Independent Registered Public Accounting Firm

      The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company and its subsidiaries to audit the consolidated financial statements and internal control over financial reporting for the Company and its subsidiaries for the fiscal year ended August 31, 2007. During fiscal 2006, PricewaterhouseCoopers LLP audited the financial statements and internal control over financial reporting of the Company and its subsidiaries, including those set forth in the 2006 Annual Report. It is expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

Audit Fees

      PricewaterhouseCoopers LLP billed fees to the Company of approximately $3,213,800 in fiscal 2006 and approximately $4,511,100 in fiscal 2005 for professional services rendered for and relating to the audit of the Company’s consolidated financial statements and the reviews of the interim financial statements included in the Quarterly Reports on Form 10-Q filed during both fiscal years and the audit of the Company’s internal control over financial reporting as of August 31, 2006 and August 31, 2005, and subsidiary audits and reviews in both fiscal years.

Audit-Related Fees

      PricewaterhouseCoopers LLP billed fees to the Company of approximately $78,200 in fiscal 2006 and approximately $128,100 in fiscal 2005 for assurance and related services rendered that were reasonably related to the performance of the audit or review of the Company’s financial statements and are not included in “Audit Fees” above. These services included subsidiary benefit plan audits in both fiscal years, attestation services related to an Intercity Bus Security Grant for Greyhound in fiscal 2006, attestation services related to the retirement of Greyhound’s debt in fiscal 2005 and due diligence services relating to the sale of the Company’s healthcare transportation services and emergency management services business in fiscal 2005.

Tax Fees

      PricewaterhouseCoopers LLP billed fees to the Company of approximately $5,900 in fiscal 2006 and approximately $2,600 in fiscal 2005 for professional services rendered for tax compliance. These services related to a subsidiary’s tax returns.

All Other Fees

      PricewaterhouseCoopers LLP billed fees to the Company of approximately $3,000 in fiscal 2006 and approximately $2,800 in fiscal 2005 for products and services provided other than those services covered above. These services related to access to accounting research software in both fiscal years.

      All of the services described under “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were pre-approved by the Audit Committee during the fiscal years 2005 and 2006. The Company believes that none of the time expended on PricewaterhouseCoopers LLP’s engagement to audit the Company’s financial statements for fiscal 2006 was attributable to work performed by persons other than PricewaterhouseCoopers LLP’s full-time, permanent employees. Based in part on consideration of the non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2006, the Audit Committee determined that such non-audit services were compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Pre-Approval Policies and Procedures

      In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee Charter provides that the Audit Committee of the Company’s Board of Directors has the sole authority and responsibility to pre-approve all audit services, audit-related tax services and other permitted services to be performed for the Company by its independent auditor and the related fees. Pursuant to its charter and in compliance with SEC and PCAOB rules, the Audit Committee has established a pre-approval policy and procedures that require the pre-approval of all services to be performed by the independent auditor. The independent auditor may be considered for other services not specifically approved as audit services or audit related services and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent auditor. The Audit Committee has also delegated pre-approval to its Chairman for services with fees below $100,000; however, any services pre-approved by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next meeting. Approvals may be received by fax or e-mail, or verbally received first and then followed up in writing. With respect to each proposed pre-approved service, the independent auditor will provide detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided and related fees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      There have not been any transactions, and there are currently no proposed transactions, in which the amount involved exceeded $60,000 to which we or any of our subsidiaries were or are to be a party and in which any executive officer, director, 5% beneficial owner of our common stock, or any member of their immediate family, had or will have a direct or indirect material interest, except as described above under “Executive Compensation.”

      There are no business relationships between us and any entity of which a director of Laidlaw International, Inc. is an executive officer or of which a director of Laidlaw International, Inc. owns an equity interest in excess of 10% involving payments for property or services in excess of 5% of our consolidated gross revenues for fiscal year 2006.

PROCEDURES FOR SUBMISSION OF STOCKHOLDER PROPOSALS

      The Company must receive by August 23, 2007 any proposal of a stockholder intended to be presented at the 2008 annual meeting of stockholders of the Company (the “2008 Meeting”) and to be included in the Company’s proxy, notice of meeting and proxy statement related to the 2008 Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to Laidlaw International, Inc., 55 Shuman Blvd., Naperville, Illinois 60563 and should be submitted to the attention of the Corporate Secretary by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act, in connection with the 2008 Meeting (“Non-Rule 14a-8 Proposals”), must be received by the Company by October 22, 2007 and no earlier than September 22, 2007 or such proposals will be considered untimely under our By-laws. The Company’s proxy related to the 2008 Meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company after November 6, 2007.

      The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended August 31, 2006, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Sarah Lewensohn, Laidlaw International, Inc., 55 Shuman Blvd., Naperville, Illinois 60563, (630) 848-3120.

SOLICITATION OF PROXIES

      The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone, telegram, facsimile or electronic mail transmission. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

HOUSEHOLDING OF PROXY MATERIALS

      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

      This year, a number of brokers with account holders who are stockholders in the Company will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that your broker will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to: Sarah Lewensohn, Laidlaw International, Inc., 55 Shuman Blvd., Naperville, Illinois 60563. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

      The directors know of no other matters that are likely to be brought before the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

Kevin E. Benson
President and Chief Executive Officer

Peter E. Stangl
Chairman of the Board of Directors

December 29, 2006

      IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY: (1) COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES; OR (2) FOLLOW THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS PRINTED ON THE PROXY CARD AND ALSO DESCRIBED ABOVE UNDER THE SECTION ENTITLED “QUORUM AND VOTING — HOW TO VOTE”.

EXHIBIT A

Laidlaw International, Inc.

Standards for Director Independence

      Annually, the Nominating and Corporate Governance Committee (the “Committee”) shall determine, and report to the Board of Directors (the “Board”) on whether any of the directors of Laidlaw International, Inc. (the “Company,” which, for purposes of the relationship described below, shall be deemed to include all of its consolidated subsidiaries), other than the management directors, has any relationship, which, in the opinion of the Committee (i) is material (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and, as such, is reasonably likely to interfere with the exercise by such person of independent judgment in carrying out the responsibilities of a Director or (ii) would otherwise cause such person not to qualify as an “independent” director under the rules of the New York Stock Exchange or, in the case of members of the Audit Committee, the Sarbanes-Oxley Act of 2002.

      To facilitate the Committee’s review, the Committee has identified certain relationships, which, absent special circumstances, would not be deemed to interfere with a Director’s qualifying as an “independent” Director. Such relationships include:

•	being a director who is not and has not been an employee, and whose immediate family members are not and have not been an executive officer of the Company during any of the last three years [NYSE 303A.02(b)(i)];

•	being a director who has received, and whose immediate family members have received, during any twelve-month period within the last three years, less than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) [NYSE 303A.02(b)(ii)];

•	(A) being a director who is not, or whose immediate family members are not a current partner of a firm that is the company’s internal or external auditor; (B) being a director who is not, a current employee of such a firm; (C) being a director whose immediate family members are not current employees of such a firm and do not participate in the firm’s audit, assurance or tax compliance (not including tax planning) practice; (D) being a director who was not, and whose immediate family members were not, within the last three years, a partner or employee of such a firm and personally worked on the listed company’s audit within that time [NYSE 303A.02(b)(iii)];

•	being a director who is or was employed, or whose immediate family members are or were employed, as an executive officer of another organization where any of the Company’s present executives at the same time serves or served on that organization’s compensation committee, provided that at least three years have passed since the end of such service or the employment relationship; [NYSE 303A.02(b)(iv)];

•	being a director who is a current employee, or whose immediate family members are current executive officers, of a company which, during each of the last three fiscal years has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, was less than 2% of the Company’s consolidated gross revenues or $1 million, whichever is greater [NYSE 303A.02(b)(v)]; and

•	being an officer or director of a tax exempt organization to which the Company has made a contribution, provided that the Company’s donations to such organization in each of the two preceding fiscal years and anticipated for the current fiscal year are less than $100,000.

      To the extent that any relationship set forth in the second bullet or the fifth bullet exceeds the thresholds listed above, such relationship would create a presumption that a Director is not “independent”. In the event, however, that the Board, after considering all relevant facts and circumstances, determines that the Director

A-1

should qualify as an “independent” Director, such determination shall be set forth and specifically explained in the Company’s proxy statement.

      For purposes of the foregoing, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

*                    *                    *

A-2

LAIDLAW INTERNATIONAL, INC. 55 SHUMAN BLVD. NAPERVILLE, IL 60563
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Thursday, February 8, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Laidlaw International, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, February 8, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Laidlaw International, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LDLAW1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LAIDLAW INTERNATIONAL, INC.

The Board of Directors recommends a vote FOR all items.
	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	All	All	Except

Nomineess – Terms to Expire in 2010: 01) John F. Chlebowski 02) James H. Dickerson, Jr.	☐	☐	☐
03) Maria A. Sastre

		For	Against	Abstain

2.	Ratification of Appointment of Company’s Auditor

	Ratification of the appointment of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for fiscal 2007.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR item 1 and item 2. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

NOTE: Please sign exactly as your name appears on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address changes, please check this box and write them on the back where indicated.	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Laidlaw International, Inc.
55 Shuman Blvd.
Naperville, Illinois 60563
Telephone: (630) 848-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, FEBRUARY 9, 2007

          The Annual Meeting of Stockholders of Laidlaw International, Inc., a Delaware corporation (the “Company”), will be held on Friday, February 9, 2007, at 11:00 a.m. Central Standard Time, at the Hilton Lisle/Naperville, 3003 Corporate West Drive, Lisle, Illinois 60532, for the purposes listed on the reverse side.
          The Board of Directors has fixed the close of business on December 14, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Kevin E. Benson
President and Chief Executive Officer

Peter E. Stangl
Chairman of the Board of Directors
December 29, 2006
          The Company’s Annual Report for the fiscal year ended August 31, 2006 (the “2006 Annual Report”) is enclosed. The 2006 Annual Report contains financial and other information about the Company but is not incorporated into the proxy statement.
          Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card or follow the instructions printed on the card for telephone or Internet voting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire.

PROXY	LAIDLAW INTERNATIONAL, INC.	PROXY
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL STOCKHOLDERS’ MEETING ON FEBRUARY 9, 2007.
          The undersigned hereby constitutes and appoints Peter E. Stangl and Kevin E. Benson, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Laidlaw International, Inc. to be held at the Hilton Lisle/Naperville, 3003 Corporate West Drive, Lisle, Illinois 60532 on February 9, 2007, at 11:00 a.m. Central Standard Time, and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.
          YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) AND SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

(change of address)
SEE REVERSE SIDE

PLEASE MARK, DATE AND SIGN THIS PROXY

AND RETURN IT IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)